UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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Securities Exchange Act of 1934
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Matrix Service Company
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MATRIX SERVICE COMPANY

CELEBRATING 40 YEARS

Est. 1984

2024 Annual Meeting & Proxy Statement

PURPOSE

To create long-term value for our employees, business partners, shareholders, and communities everywhere.

TO FULFILL THIS PURPOSE

We must be a profitable, innovative, and growth-oriented company of choice for engineering, constructing, and maintaining energy and industrial infrastructure that delivers its services safely, with high quality, and on time, resulting in strong customer relationships.

VALUES

Commitment to safety
Integrity
Positive relationships
Stewardship
Community involvement
Deliver the best

MATRIX SERVICE COMPANY

STEWARDSHIP

A MESSAGE TO FELLOW STOCKHOLDERS

JOHN CHANDLER
CHAIRMAN OF THE BOARD

Dear Stockholders,

As Chairman of the Board for Matrix Service Company and on behalf of my fellow Board members, I want to express my gratitude for your ongoing support.

As your elected representatives, the Board's responsibility is to oversee the Company for the benefit of all stakeholders. We take this fiduciary responsibility seriously, with a focus on meeting stockholder expectations for financial results and progress on the core tenants of sustainability.

We are thankful for your commitment to regularly engaging with the Company's leadership, and I sincerely appreciate the time many of you have taken to engage with me personally. I can assure you that the Company's Board members and management team take your feedback seriously as we endeavor to produce the results you expect.

Undeniably, Matrix has faced several years of disappointing financial results that began with the energy demand destruction during the pandemic and was followed by a protracted period where projects were bid in a highly competitive market.

Leadership took this time to meaningfully transform the Company to focus on end markets that present the best opportunities to leverage its expertise and that are supported by strong macro-economic and industrial drivers. Leadership also streamlined the organization with a focus on reducing costs, enhancing project execution, and building backlog.

Today, Matrix is a leading engineering and construction contractor across the energy value chain including LNG tankage, alternative energy infrastructure, and power distribution and development.

As we enter fiscal 2025, Matrix is well-positioned to achieve significant improvement in revenue, a return to historical margins, and improved earnings. The Company begins the year with a backlog of $1.4 billion, an opportunity pipeline of $6.1 billion, and a streamlined organization that will efficiently leverage the Company's cost structure as it continues to grow.

Strong global megatrends for critical infrastructure that requires the skills and expertise of the Company's employees extend well into the future. Coupled with long-standing client relationships the Company has forged over its 40-year history, these tailwinds create an opportunity for solid growth for years to come.

We invite you to join us at our 2024 Annual Meeting of Stockholders to be held on Tuesday, November 5, 2024, at 10:00 a.m., Central Time. The meeting will be hosted virtually, creating greater opportunities for stockholder participation with the same rights and opportunities as if at an in-person meeting. Information about how to participate and vote can be found on the Notice of 2024 Annual Meeting of Stockholders in this Proxy.

It is important that you vote your shares, regardless of the number of shares you own. This active participation is critical to decision-making that will shape the future of the Company; your vote ensures your voice is heard and that we can move forward with confidence that we have the support of our stockholders.

In closing, I want to express the Board's appreciation for the dedication of the employees of Matrix Service Company, for the continued confidence placed in the Company by its long-standing clients, and for the Company's stockholders, who we are proud to represent.

Sincerely,

Notice of 2024 ANNUAL MEETING OF STOCKHOLDERS

10:00 a.m. CT
November 5th, 2024

Online link:
VirtualShareholderMeeting.com/MTRX2024

RECORD DATE AND VOTING

You are entitled to vote if you were a stockholder of record at the close of business on September 13th, 2024 (the "Record Date"). Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the meeting. There were 27,548,310 shares of our common stock outstanding on the Record Date.

The proxy statement and Annual Report on Form 10-K are available online at **investors.matrixservicecompany.com and proxyvote.com**. The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

- The date and time of the virtual meeting;
- A list of the matters intended to be acted on and our recommendations regarding those matters;
- Any control/identification numbers that you need to access your proxy card; and
- Information about virtually attending the meeting and voting.

Stockholders will be able to ask questions during the meeting through the "Ask A Question" text box on the meeting page or by submitting them ahead of the Annual Meeting to **IR@MatrixServiceCompany.com**.

ITEMS OF BUSINESS

1. To elect seven members to our Board of Directors, each for a term extending until our 2025 Annual Meeting of Stockholders or until their successors have been elected or qualified.
2. To ratify our Audit Committee's engagement of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2025.
3. To conduct an advisory vote to approve named executive officer compensation.

By order of the Board of Directors,

PROXY VOTING

Your vote is important. Please vote via proxy promptly so your shares can be represented, even if you plan to virtually attend the Annual Meeting. You can vote by internet, by telephone, or by using the accompanying proxy card.

proxyvote.com

1 800 690 6903

Proxy card instructions

THE PATH FORWARD | OUR SUSTAINABILITY JOURNEY

As a leading engineering and construction company with significant life cycle expertise in energy and industrial infrastructure, **Matrix plays a pivotal role in supporting our clients in the the global integration of cleaner forms of energy into the mix.**

Abundant, secure, and affordable energy is critical to the quality of life for people around the world.

We are proud of our 40+ years of service to our clients across the energy and industrial markets who have innovated and evolved to support transitions from one energy form to another—from biomass to coal, coal to oil and gas and nuclear, and now, toward lower carbon and clean energy solutions like liquid natural gas, hydrogen, and other renewables while oil and gas continues to serve a vital purpose.

AS OUR CLIENTS HAVE INNOVATED AND EVOLVED, SO TOO HAS MATRIX.

Today, our teams support traditional energy and industrial infrastructure while also retrofitting and constructing processing and storage facilities for biofuels and other renewables. We perform FEL and FEED studies for larger storage solutions that support new forms of energy; design and construct greenfield facilities for liquid natural gas, natural gas liquids, hydrogen, and ammonia; and provide transmission and distribution services to support the electrification of everything.

AS WE FULFILL THIS ESSENTIAL ROLE, WE ARE ALSO FOCUSED ON ENSURING STRONG ENTERPRISE-WIDE ESG PRACTICES TO SAFEGUARD OUR LONG-TERM SUCCESS AND POSITIVELY IMPACT OUR OVERALL BUSINESS PERFORMANCE.

In Fiscal 2024, we continued to focus on strengthening our organization and operational foundation.

→

OUR PROGRESS TO DATE

2021

Formed ESG Steering Committee and established our ESG oversight structure

Implemented SASB framework

Adopted the GHG Protocol Corporate Standard

Captured estimated usage for Scope 1 and Scope 2 GHG emissions for corporate and regional offices

Published inaugural Sustainability Report

2022

Established ESG governance framework for climate-related risks and opportunities based on TCFD

Assessed climate-related physical risks that might impact operations at our Corporate and regional offices

Established operational control as the approach for GHG emissions

Established processes to capture actual usage where available for Scope 1 and Scope 2 GHG emissions, normalized against revenue

Initiated a business transformation to improve efficiency, standardize and automate processes, and optimize service delivery

Increased the diversity of our Independent Board Members

Launched our DEI Employee Resource Groups (ERGs) and established an ERG Executive Sponsor Program

Published Sustainability Report

2023

Strengthened focus on quality, health and safety through ongoing implementation of our Integrated Management System

Initiated and completed a third-party Greenhouse Gas (GHG) emissions assessment

Formalized our Diversity, Equity, and Inclusion Policy

Formalized our Supply Chain Diversity Policy

Meaningfully transitioned backlog and revenue supporting a lower carbon energy mix

Published Sustainability Report

2024

Worked with third-party experts to complete our first Materiality Assessment to help inform and prioritize our sustainability work

Assessed software to ensure accurate capture and reporting of Scope 1 and 2 GHG emissions and related audit readiness

Established IT carbon footprint reduction goal

Engaged a third-party to perform an independent assessment of our safety culture and performance to ensure continuous improvement and use of best practices

Strengthened processes to drive global supply chain compliance and performance, reduce risks, and enrich our supplier diversity spend

Implemented an enterprise wide mental health team, Matrix C.A.R.E.S.

Published Sustainability Report

Foremost, after experiencing an increase in safety incidents and, most tragically, losing a long-time employee to a job site fatality, we have engaged third-party experts to help provide us with a different perspective and help develop strategies to strengthen our safety culture enterprise-wide. We are committed to ensuring our employees, subcontractors, clients, and others who may be on our job sites are safe.

We also made significant progress in our sustainability journey. In fiscal 2024, we:

- Completed a Materiality Assessment to inform and prioritize our sustainability work and help us meet stakeholder expectations.
- Further strengthened our infrastructure through internal and external efforts which in some cases included third-party evaluation and investments in systems and processes to:
  - Achieve maximum quality and efficiency in end-to-end project management and execution;
  - Ensure we can meet future federal and state ESG reporting requirements;
  - Drive global supply chain compliance and performance, reduce risks, and enrich our supplier diversity spend; and
  - Ensure accurate capture and reporting of Scope 1 and 2 GHG emissions, and related audit readiness.

Finally, as we continued our focus on operational excellence and financial performance:

- We booked record-high backlog and multi-year projects which will lead to revenue levels that provide a clear path to improved earnings; and
- Continued to strengthen our balance sheet in order to support business investments that enhance or expand our capabilities, allow us to grow organically or through strategic mergers and acquisitions, and provide for return of capital.

In an increasingly complex operating environment, at Matrix, we are committed to continuous improvement that meets or exceeds the expectations of our broad range of stakeholders, including our employees, clients, stockholders, suppliers, and communities.

To read our complete Sustainability Report as well as our Company Policies, visit the Governance and Sustainability sections of our Investor Relations Website.

Southwest Gas - Tucson, AZ

OUR LONG-TERM SUSTAINABILITY STRATEGY

SUPPORT OUR CLIENTS' LOW CARBON OBJECTIVES

- Work with clients and partners to drive innovation in climate change adaptation and mitigation, sustainable design, and social value
- Ensure the work we do in partnership with our clients leaves a positive, lasting impact in the community and for our planet

MONITOR OUR GREENHOUSE GAS (GHG) EMISSIONS AND CONTROLS TO PROVIDE A FOUNDATION FROM WHICH TO SET TARGETS AND TIME HORIZONS

- Perform an organizational assessment to identify additional Scope 1, Scope 2, and Scope 3 emissions considered material to our operations

EMBED A CULTURE OF SUSTAINABILITY AND RESILIENCE ACROSS OUR ORGANIZATION

- Develop and implement an action plan for reducing the carbon impact in our Corporate and regional offices as well as key project sites
- Embed ESG into our decision-making processes by elevating training and awareness about ESG and its importance
- Develop and improve our ESG processes and disclosures each year
- Continue to increase our bench strength in emerging energy markets
- Strengthen training and development opportunities in emerging energy markets and related technologies
- Promote diversity and inclusion to help drive innovation

IMPROVE SOCIAL OUTCOMES

- Achieve and maintain a zero incident safety culture
- Foster a culture of quality enterprise-wide
- Ensure our project teams reflect the diversity of the clients and communities we serve
- Promote social equity, diversity, and inclusion across our supply chain
- Emphasize and continue to support training and development opportunities for our people

CONTINUOUSLY EVALUATE AND IMPROVE OUR GOVERNANCE

- Maintain best-in-class Corporate Governance
- Develop an enterprise framework to assess ESG and climate-related risks in potential projects
- Track and report ESG performance in line with leading industry frameworks such as ISSB which incorporates the recommendations of the TCFD and SASB, and the GHG Protocol Corporate Standard.

MATRIX SERVICE COMPANY
15 E. 5th St., Ste. 1100
Tulsa, OK 74103
PROXY STATEMENT - TABLE OF CONTENTS
i

ii

MATRIX SERVICE COMPANY
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 5, 2024
This proxy statement, along with a proxy card and our 2024 Annual Report, is first being posted online for our stockholders on or about September 25, 2024
SOLICITATION AND REVOCATION OF PROXIES
The Board of Directors (the “Board”) of Matrix Service Company (“Matrix”, the “Company”, “we”, “our” or “us”) solicits your proxy for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment thereof. This year's Annual Meeting will be a virtual meeting conducted solely online via live webcast and can be attended by visiting www.virtualshareholdermeeting.com/MTRX2024. This proxy statement and accompanying proxy card were first posted online on or about September 25, 2024. Stockholders of record on September 13, 2024 (the “Record Date”) will be entitled to vote at the Annual Meeting, which will begin promptly at 10:00 a.m. (CT) on November 5, 2024. We encourage you to access the Annual Meeting webcast 15 minutes prior to the start time to provide ample time for check-in and to ensure that you can hear audio prior to the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting, please call the technical support number that will be posted on the virtual annual meeting page for assistance. Technical support will be available 15 minutes prior to the start of the Annual Meeting.
If you properly execute and return the accompanying proxy card or vote your proxy by Internet or telephone, your shares will be voted in accordance with your directions. If your proxy is executed and returned with no directions, those shares will be voted FOR each of the Board's nominees in respect to Proposal 1 and FOR Proposals 2 and 3. In addition, the proxy confers authority on the persons named on the proxy card to vote, at their discretion, on any other matters properly presented at the Annual Meeting. The Board is not currently aware of any other such matters. You may revoke your proxy at any time before it is voted by executing a subsequent proxy and sending it to Justin D. Sheets, Corporate Secretary, Matrix Service Company, 15 E. 5th St., Ste. 1100, Tulsa, OK 74103, or by a later dated vote by Internet or by telephone. You may also revoke your proxy by attending and voting at the Annual Meeting. Virtual attendance at the meeting will not itself constitute revocation of a proxy.
We are making our proxy materials available by Internet to expedite your receipt of these materials, reduce the cost of printing and distributing the proxy materials and lower the cost and environmental impact of our Annual Meeting. Beginning on September 25, 2024, we mailed or e-mailed you a “Notice of Internet Availability of Proxy Materials” (“E-Proxy Notice”) with instructions on how to access our proxy materials over the Internet (or, at your preference, on how to request paper copies of the materials) and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the E- Proxy Notice.
HOW TO VOTE
You can vote in any of the following ways:
•
Internet. Vote on the Internet at www.proxyvote.com by following the online instructions. If you have Internet access, we encourage you to record your vote on the Internet. The deadline for voting through the Internet is 11:59 p.m. Eastern Time on November 4, 2024.

•
Telephone. Vote by telephone by calling 1-800-690-6903 and following the instructions provided by the recorded message. The deadline for voting by telephone is 11:59 p.m. Eastern Time on November 4, 2024.

•
Mail. If you requested a paper copy of the proxy materials, you may vote by completing, signing, and dating the proxy card and returning it in the enclosed, postage-paid envelope. The deadline for receipt by mail is before 11:59 p.m. Eastern Time on November 4, 2024.

•	Meeting. You may attend and vote at the virtual Annual Meeting by:
•	Accessing www.virtualshareholdermeeting.com/MTRX2024;

•	If you are a registered stockholder, have your 16-digit control number located on your E-Proxy Notice or your proxy card (if you received a printed copy of the proxy materials) available; and
•
If you hold your shares in “street name”, have your 16-digit control number provided to you by your bank or broker available. If you hold your shares in “street name” and do not have your 16-digit control number, please contact your bank or broker prior to the Annual Meeting.

To vote prior to the Annual Meeting if you hold your shares in “street name”, follow the instructions of your bank or broker.
We will bear the cost of this solicitation of proxies. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, electronically or by other means but will receive no additional compensation for such solicitation. We will cause banks and brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock they hold of record. We will reimburse all reasonable out-of-pocket forwarding expenses.

STOCKHOLDERS ENTITLED TO VOTE
At the close of business on the Record Date, there were 27,548,310 shares of our common stock, par value $0.01 per share, outstanding. Each outstanding share of our common stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock as of the Record Date is required for a quorum for the transaction of business.
If you hold your shares through an account with a bank or broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority. This is called a “broker non-vote”.
Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board. Abstentions may be specified on all proposals. The following vote is needed in order for the various proposals to be adopted:
Proposal 1 - Election of Directors: The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. This means that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. With respect to the election of directors, you may vote for or against each nominee. If you do not instruct your broker how to vote with respect to this item, your broker is not permitted to vote your shares with respect to the election of directors. Abstentions and broker non-votes do not count as votes for or against the nominee's election.
Proposal 2 - Ratification of Independent Registered Public Accounting Firm: The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2025 will be ratified if a majority of the shares of common stock present or represented by proxy at the Annual Meeting vote in favor. If you do not instruct your broker how to vote with respect to this item, your broker is permitted to vote your shares in its discretion with respect to this proposal. Abstentions will have the effect of a vote against the proposal.
Proposal 3 - Advisory Vote on Executive Compensation: The approval, on an advisory basis, of the compensation paid to our named executive officers named in this proxy statement requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal. Abstentions and broker non-votes will have the effect of a vote against the proposal.

PROPOSAL NUMBER 1:
Election of Directors
Our organizational documents provide that the number of directors on the Board be fixed from time to time by the Board but shall not be less than three nor more than 15 persons. The Board size is currently fixed at seven members. Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.
In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously nominated the seven nominees identified below. The Board recommends that you vote “For” the election of its seven nominees. Proxies solicited by the Board will be voted “For” all seven nominees unless stockholders specify otherwise in their proxies.
If, at the time of the Annual Meeting, any nominee is unavailable, the discretionary authority provided in the proxies solicited by the Board may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and whom the Board may propose to replace such nominee. The Board has no reason to believe that any substitute nominee will be required.
Each of our directors possesses a combination of attributes that qualifies him or her for service on the Board. The directors were specifically recruited for these attributes, which include business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as accounting, legal and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board being highly effective. The specific skills for each director are listed below:
Board of Directors - Skills Matrix

	Jose L. Bustamante	Martha Z. Carnes	John D. Chandler	Carlin G. Conner	John R. Hewitt	Liane K. Hinrichs	James H. Miller
Public Company Board Experience	✔	✔	✔	✔	✔	✔	✔
Strategic Leadership	✔	✔	✔	✔	✔	✔	✔
Financial Expertise/Literacy	✔	✔	✔	✔	✔	✔	✔
Industry Experience	✔	✔	✔	✔	✔	✔	✔
Risk Management Oversight	✔	✔	✔	✔	✔	✔	✔
Environmental, Social and Governance	✔	✔	✔	✔	✔	✔	✔
International Business	✔	✔		✔	✔	✔	✔
Mergers and Acquisitions	✔	✔	✔	✔	✔	✔	✔
Information Technology	✔	✔		✔	✔		✔

Director Diversity
We are committed to policies of inclusiveness and diversity in terms of background and perspective. Therefore, when evaluating candidates, it is the policy of the Nominating and Corporate Governance Committee to consider candidates with diverse backgrounds in terms of knowledge, experience, skills, race, ethnicity, gender and other characteristics.
•	6 out of 7 directors are independent, including the Board Chair;
•	1 out of 6 independent directors is ethnically diverse;
•	2 out of 6 independent directors are women; and
•	2 out of 5 leadership positions are held by women.

Set forth below is information concerning the gender and demographic background of each of our current directors, as self-identified and reported by each director. This information is being provided in accordance with NASDAQ's board diversity rules.
Board Diversity Matrix (as of June 30, 2024)
Total Number of Directors: 7

	Female	Male
Part 1: Gender Identity
Directors	2	5
Part 2: Demographic Background
Hispanic or Latin	0	1
White	2	4

Director Nominee Profiles
Jose L. Bustamante

Age: 60 Director Since: June 2022 Committees: • Audit • Compensation • Nominating and Corporate Governance • Project Risk
Mr. Bustamante served as an Executive Vice President of Business Development & Strategy at Fluor Corporation (“Fluor”) from February 2015 to May 2020. Before that, Mr. Bustamante served as Senior Vice President of Business Development, Marketing and Strategic Planning - Energy & Chemicals Business at Fluor from 2013 until June 2015. From 2009 to 2013, he served as Head of Middle East Operations in Abu Dhabi at Fluor and led Business Development for Europe, Africa and Middle East Regions. He joined Fluor in 1990 and served Fluor in a number of executive assignments and international locations, including Spain, the United Kingdom, United States of America, Puerto Rico, Chile, Brazil, Nigerian and the United Arab Emirates. While working for Fluor, Mr. Bustamante gained more than 30 years of experience in sales and operations in the engineering and construction industry, focused on oil, gas, chemicals, mining, industrial and infrastructure. Most recently, since August 2023, Mr. Bustamante has served as an Expert Consultant for Boston Consulting Group. Prior to that, he served as Country Manager for ESAsolar from January 2021 to May 2022. His previous Board memberships include Fluor Arabia Ltd (FAL) and Fluor Kuwait. Mr. Bustamante received a Bachelor's degree in Economics and Business Studies from C.U.N.E.F., Universidad Complutense, Madrid, Spain; a Masters degree in Business Administration from the University of Houston, Texas and is a graduate of the Thunderbird University International Management Program.

Skills and Qualifications:

Mr. Bustamante's extensive leadership positions of increasing responsibility with a large multi-national industrial EPC contractor led to the conclusion that Mr. Bustamante should serve as a Director. Mr. Bustamante has significant international operational experience and a thorough understanding of the challenges and risks that face industrial construction contractors. Mr. Bustamante is also knowledgeable on the business development and strategy for many of the key markets that we serve.

Martha Z. Carnes

Age: 64 Director Since: July 2017 Committees: • Audit (Chair) • Compensation • Nominating and Corporate Governance
Ms. Carnes retired from PricewaterhouseCoopers LLP (“PwC”) in June 2016, where she had a thirty-four year career with the firm. She was an assurance partner serving large, publicly traded companies in the energy industry. Ms. Carnes held a number of leadership positions with PwC including the Houston office Managing Partner. She also served as PwC's Energy and Mining leader in the United States where she led the firm's energy and mining assurance, tax, and advisory practices. Ms. Carnes also served as one of PwC's Risk Management Partners and was PwC's United States representative on the firm's Global Communities Board. She also serves on the Board and is the Lead Independent Director and Chair of the Audit Committee of Core Laboratories Inc., a company that provides reservoir description and production enhancement services to the oil and gas industry. In addition, she is a member of the Board of Directors and Chair of the Audit Committee of SunCoke Energy, Inc., whose principal businesses are cokemaking and logistics. Ms. Carnes is also a Member Representative of Ohio Valley Midstream LLC, a member managed limited liability corporation, and she is a member of the Board of Trustees at Texas Children's Hospital and the Board of the Barbara Bush Houston Literacy Foundation. From September 2017 to June 2019, she was a member of the Board of Directors and served on both the audit and conflicts committees of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners LP. Ms. Carnes received her B.B.A. in accounting from the University of Texas at Austin and is a certified public accountant.

Skills and Qualifications:

The specific experience, qualifications, attributes or skills that led to the conclusion Ms. Carnes should serve as a Director include her extensive expertise in financial oversight and financial reporting, and her broad accounting knowledge gained from working with and auditing public companies in the energy industry and her operational and leadership experience at PwC. The Board has determined that Ms. Carnes qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

John D. Chandler

Age: 54 Director Since: June 2017 Board Chair
Mr. Chandler served as Senior Vice President and Chief Financial Officer for The Williams Companies, Inc. (“Williams”) from August 2017 to December 2021. Beginning in January 2022, he served as an advisor to the CFO before retiring from Williams on March 31, 2022. Mr. Chandler served as a director for WPZ GP LLC, the general partner of Williams Partners LP, from September 2017 to August 2018 when Williams Partners LP became a wholly-owned subsidiary of Williams. Mr. Chandler previously served as a director and as chair of the audit committee of USA Compression GP, LLC, the general partner of USA Compression Partners, LP. He also previously served on the board of directors and the audit committee of CONE Midstream GP, LLC, the general partner of CONE Midstream Partners LP, and on the board of directors and audit committee of Green Plains Holdings LLC, the general partner of Green Plains Partners LP. From 2009 until his retirement in March 2014, Mr. Chandler served as Senior Vice President and Chief Financial Officer of Magellan GP, LLC, the general partner of Magellan Midstream Partners, LP. From 2003 until 2009, he served in the same capacities for the general partner of Magellan Midstream Holdings, L.P. From 1999 to 2002, Mr. Chandler was Director of Financial Planning and Analysis and Director of Strategic Development for a subsidiary of Williams. From 1992 to 1999, Mr. Chandler held various accounting and finance positions with MAPCO Inc. Mr. Chandler received his B.S. and B.A. in accounting and finance from the University of Tulsa.

Skills and Qualifications:

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Chandler should serve as a Director include his long history of service in senior corporate leadership positions, his extensive experience in the energy industry, his extensive financial oversight expertise and his understanding of complex financial matters gained from his experience as a CFO of two large publicly traded companies. The Board has determined that Mr. Chandler qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Carlin G. Conner

Age: 56 Director Since: August 2020 Committees: • Audit • Compensation (Chair) • Nominating and Corporate Governance
Since March 2021, Mr. Conner has served as Chief Executive Officer of International Matex Tank Terminals, Inc. Previously, from April 2020 to March 2021, Mr. Conner served as senior advisor of Riverstone Holdings. He was president, chief executive officer, and a director of SemGroup Corp. (“SemGroup”), a publicly-traded company engaged in gathering, transportation, storage, distribution, marketing and other midstream services primarily in the U.S. and Canada, from April 2014 until January 2020. He also served as chair of the board of directors, president and chief executive officer of the general partner of Rose Rock Midstream, L.P. (“Rose Rock”), a publicly traded master limited partnership and subsidiary of SemGroup, which owned and operated a diversified portfolio of midstream energy assets, from 2014 until September 2016. From 2000 to 2014, Mr. Conner served in various leadership roles with Oiltanking GmbH and affiliates (“Oiltanking”), a German-based independent worldwide storage provider of crude oil, refined petroleum products and liquid chemicals. During his nearly 14 years with Oiltanking, he focused on international business development, operations and strategy. From 2012 to 2014, Mr. Conner served as global managing director of Oiltanking, and he served as chair of the board of directors of the general partner of Oiltanking Partners, L.P., a publicly traded master limited partnership engaged in independent terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas, from 2011 to 2014. From 2012 to 2014, Mr. Conner also served as an executive board member of Marquard & Bahls, AG, the parent company of Oiltanking, where he was instrumental in defining a new strategy for the energy supply, trading, and logistics business across Europe, the Americas, Asia, and Africa. Mr. Conner holds a bachelor's degree in environmental science from McNeese State University.

Skills and Qualifications:

Mr. Conner provides more than 28 years of experience in the midstream industry and executive level experience gained through his services with SemGroup and Oiltanking and their affiliates as described above. He also has substantial board experience related to management and oversight of a publicly-traded master limited partnership. His industry knowledge and board experience allow him to be a valuable contributor to the Board.

John R. Hewitt

Age: 66 Director Since: May 2011 Committees: • Project Risk
Mr. Hewitt is our President and CEO. He has spent his entire career in the engineering, procurement, and construction industry. Prior to joining Matrix in May 2011, Mr. Hewitt worked for approximately 25 years for various operating businesses of Aker Solutions ASA (“Aker”) and its predecessor companies, which provide engineering and construction services, technology products, and integrated solutions to the energy and process industries worldwide. Up until his appointment with the Company, Mr. Hewitt served as Vice President of Aker Solutions, where he was responsible for providing executive oversight on major capital projects in the power and liquefied natural gas industries. He also served as President, United States Operations at Aker Solutions E&C US, Inc. from 2007 to 2009 where he was responsible for managing all construction services in North America. Prior to that, he served as President of Aker Construction Inc. where he had full profit and loss responsibility for a multi-disciplined direct hire industrial construction business operating throughout North America. Mr. Hewitt holds a finance degree from Stetson University and an engineering degree from the Florida Institute of Technology. Mr. Hewitt is a member of the board of directors of the Philbrook Museum of Art, the Tulsa Community College Foundation, the Tulsa Regional Chamber, the Committee of One Hundred - Tulsa and the Tulsa Boys Home.

Skills and Qualifications:

As President and CEO, Mr. Hewitt provides a management representative on the Board with extensive knowledge of day-to-day operations. As a result, he can facilitate the Board’s access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Hewitt brings to the Board considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.

Liane K. Hinrichs

Age: 67 Director Since: June 2018 Committees: • Audit • Compensation • Nominating and Corporate Governance (Chair)
Ms. Hinrichs served as a member of the Executive Committee and as Senior Vice President, General Counsel and Corporate Secretary for McDermott International, Inc. from October 2008 until her retirement in August 2017. Previously, she served as McDermott's Vice President, General Counsel and Corporate Secretary from January 2007 to September 2008; Corporate Secretary and Associate General Counsel, Corporate Compliance and Transactions from January 2006 to December 2006; Associate General Counsel, Corporate Compliance and Transactions, and Deputy Corporate Secretary from June 2004 to December 2005; Assistant General Counsel, Corporate Secretary and Transactions from October 2001 to May 2004; and Senior Counsel from May 1999 to September 2001. Prior to joining McDermott in 1999, she was a partner in a New Orleans law firm. Ms. Hinrichs has also served as an independent arbitrator since 2021. Ms. Hinrichs received a Master of Law degree in Securities Regulation from Georgetown University Law Center and a J.D. from Tulane School of Law.

Skills and Qualifications:

Ms. Hinrichs brings a combination of boardroom experience, executive leadership and general counsel credentials in the international engineering and construction industry. Her deep experience and expertise in governance, enterprise risk management, compliance, international issues, operations, financial oversight and strategy ensure advocacy for best practices and contribute to the Board's deliberations on some of today's most critical issues.

James H. Miller

Age: 69 Director Since: May 2014 Committees: • Audit • Compensation • Nominating and Corporate Governance • Project Risk (Chair)
Mr. Miller is currently a consultant for Philly Shipyard Inc. In addition, Mr. Miller has served as the sole director of Kvaerner U.S. with oversight and fiduciary responsibility for all U.S.-based operations since November 2017 and as a consultant for Seajay Consulting L.L.C. since October 2018. From June 2011 to April 2014, Mr. Miller served as Board Chair for Aker Philadelphia Shipyard ASA (re-named Philly Shipyard ASA in 2015) and re-assumed that position from February 2016 to April 2020. From June 2011 to October 2017, Mr. Miller was Executive Vice President - Americas of Kvaerner U.S. From June 2008 to June 2011, Mr. Miller served as Chief Executive Officer & President of Aker Philadelphia Shipyard. Prior to the shipyard, Mr. Miller was President of Aker Solutions Process & Construction Americas and before that was President of Aker Construction, Inc., which was one of the largest union construction companies in North America. He previously served on the Board of Directors of San Juan Construction, a multi-disciplined full-service general contractor. Mr. Miller graduated from the University of Edinboro in Pennsylvania with a Bachelors of Arts degree.

Skills and Qualifications:

Mr. Miller's extensive progressive leadership positions with a large multi-national industrial construction contractor led to the conclusion that Mr. Miller should serve as a Director. Mr. Miller has significant operational experience and a thorough understanding of the challenges and risks that face industrial construction contractors. He is experienced with merger and acquisition activity, partnering with other companies, and the management of large multi-year construction projects. Mr. Miller is also knowledgeable in many of our key markets including power generation and heavy industry projects.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” ALL OF THE ABOVE-NAMED NOMINEES FOR ELECTION.

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board is committed to adopting and implementing best-in-class corporate governance practices and believes strongly that effective corporate governance practices are a key component of its efforts to focus the entire organization on generating long-term stockholder value through conscientious, safe and ethical operations.
In furtherance of this commitment, the Board has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of our directors, officers (including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com.
Director Independence Guidelines
The Board is in compliance with the NASDAQ Global Market System (“NASDAQ”) rules, which require the Board to have a majority of independent directors. NASDAQ rules provide that an “independent director” is a director that the Board has determined to have no relationship with us which would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. In addition, the Board has adopted guidelines in accordance with NASDAQ rules that specify criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm.
The Board has affirmatively determined that each of Mr. Bustamante, Ms. Carnes, Mr. Chandler, Mr. Conner, Ms. Hinrichs and Mr. Miller are “independent” under NASDAQ, SEC and Board guidelines. Mr. Hewitt is not independent because of his current employment as our President and Chief Executive Officer.
The full text of our director independence guidelines is included in our Corporate Governance Guidelines, which is available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com.
Board Leadership Structure and Role in Risk Oversight
The Board has no policy mandating the separation of the offices of Board Chair and Chief Executive Officer. However, as the oversight responsibilities of directors continue to increase, we believe it is beneficial to have an independent Board Chair whose sole role is leading the Board. We believe the separation of the Board Chair and Chief Executive Officer roles provides strong leadership for our Board, while positioning our Chief Executive Officer as our leader in the eyes of our customers, employees and other stakeholders.
The Board has six independent members and one non-independent member, our President and Chief Executive Officer. A number of our independent Board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Board Chair, benefits our Company and our stockholders.
The Audit Committee and full Board jointly oversee our risk management processes. The Audit Committee receives regular reports from management regarding our assessment of risks. In addition, the Audit Committee and the full Board focus on our most significant risks and seek to ensure that risks we undertake are consistent with the Board’s tolerance for risk. While the Board oversees our risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks that we face.
Our Board, with assistance from our IT Steering Committee, also oversees cybersecurity and the risks associated with it. Our Board receives biannual reports from management on various cybersecurity and IT topics, including trends, data security policies and practices, cybersecurity incidents, current and projected threat assessments, regulatory developments and ongoing efforts to protect, detect and respond to critical threats. Furthermore, we have protocols in place by which certain cybersecurity incidents are reported to our Board as part of their cybersecurity oversight.
In October 2023, the Board formed the Project Risk Committee to assist the Board in fulfilling its oversight responsibilities with respect to our operational and financial risks associated with significant projects. Two of the committee members are independent, including the chair.
Meetings and Committees of the Board
Our Board met 10 times during fiscal year 2024. The Board now has four standing committees – the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Project Risk Committee. Each of the members of each of the committees, except for the Project Risk Committee, qualifies as an “independent director” under the NASDAQ rules. During fiscal 2024, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he or she was a member.
Our Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders. All of the members of our Board attended the 2023 Annual Meeting of Stockholders.
Audit Committee

Director	Fiscal 2024 Committee Service
Martha Z. Carnes, Chair	Served all of fiscal 2024
Jose L. Bustamante, Member	Served all of fiscal 2024
Carlin G. Conner, Member	Served all of fiscal 2024
Liane K. Hinrichs, Member	Served all of fiscal 2024
James H. Miller, Member	Served all of fiscal 2024

The Audit Committee assists the Board in monitoring the integrity of our financial statements and qualifications and independence of our registered public accounting firm. The Audit Committee also monitors the performance of our internal audit function and the independent registered public accounting firm and our compliance with legal and regulatory requirements. In carrying out these responsibilities, the Audit Committee, among other things, appoints, evaluates and approves the compensation of our independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, oversees the required rotation of the lead audit partner, reviews and approves the annual internal audit plan and the results of internal audits, reviews compliance with certain of our written policies and procedures and the adequacy of our system of internal accounting controls, including controls and procedures with respect to ESG disclosures, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee Charter and the Audit Committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters and any confidential, anonymous submissions by our employees or others of concerns regarding accounting, internal controls or auditing matters.
The Audit Committee operates under a written charter. We have made a copy of our Audit Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. The Audit Committee reviews its charter annually. The Audit Committee held four meetings during fiscal 2024.

Compensation Committee

Director	Fiscal 2024 Committee Service
Carlin G. Conner, Chair	Served all of fiscal 2024
Jose L. Bustamante, Member	Served all of fiscal 2024
Martha Z. Carnes, Member	Served all of fiscal 2024
Liane K. Hinrichs, Member	Served all of fiscal 2024
James H. Miller, Member	Served all of fiscal 2024

The Compensation Committee’s functions include reviewing and approving salary, short-term and long-term incentive awards, and other benefits for our executive officers, and reviewing and recommending to the full board for approval the compensation of non-employee directors. The Compensation Committee also oversees succession planning of our executive officers, including our Chief Executive Officer. In addition, the Compensation Committee, in conjunction with the Board, reviews our strategic and financial plans to determine their relationship to our compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
The Compensation Committee operates under a written charter. We have made a copy of our Compensation Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. The Compensation Committee reviews its charter annually. The Compensation Committee held seven meetings during fiscal 2024.
The Compensation Committee continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant for 2024 to advise on all matters related to director and executive compensation. In particular, Meridian collected and provided quantitative competitive market data for peer companies and advised in the selection of the peer groups of companies for compensation levels and performance-based long-term incentives. The Compensation Committee has sole authority to retain and terminate consultants such as Meridian and determines the interaction between consultants and our management and personnel. Meridian provides no other services for us other than valuing unvested performance units for the purpose of applying generally accepted accounting principles. The Compensation Committee regularly meets with Meridian without any of our officers or employees present.
Nominating and Corporate Governance Committee

Director	Fiscal 2024 Committee Service
Liane K. Hinrichs, Chair	Served all of fiscal 2024
Jose L. Bustamante, Member	Served all of fiscal 2024
Martha Z. Carnes, Member	Served all of fiscal 2024
Carlin G. Conner, Member	Served all of fiscal 2024
James H. Miller, Member	Served all of fiscal 2024

The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become directors, recommends to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommends to the Board membership on Board committees, recommends to the Board proposed Corporate Governance Guidelines and certain other corporate policies. In addition, the Nominating and Corporate Governance Committee receives quarterly reports from management on, provides oversight of and reports to the Board on our Environmental, Social and Governance strategy.
The Nominating and Corporate Governance Committee operates under a written charter. We have made a copy of our Nominating and Corporate Governance Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. The Nominating and Corporate Governance Committee reviews its charter annually. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held four meetings during fiscal 2024.

Project Risk Committee

Director	Fiscal 2024 Committee Service
James H. Miller, Chair	Served from October 2023 through rest of fiscal 2024
Jose L. Bustamante, Member	Served from October 2023 through rest of fiscal 2024
John R. Hewitt, Member	Served from October 2023 through rest of fiscal 2024

The Project Risk Committee was newly formed in October 2023. The Project Risk Committee's primary functions are to assist the Board in fulfilling its oversight responsibilities with respect to our operational and financial risks associated with the estimating, planning, execution and performance of any Significant Projects, which primarily consist of projects in which the bid and/or performance of the contract requires Board approval pursuant to our Delegation of Authority, or, in the sole judgment of the Board or Project Risk Committee, may pose a financial or other risk, is a first of its kind or is otherwise designated as a Significant Project by the Board. The Project Risk Committee apprises the Board of the status of any Significant Project and, when necessary, promptly reports any issues that may have significant financial implications to the Audit Committee.
The Project Risk Committee operates under a written charter. We have made a copy of our Project Risk Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. The Project Risk Committee conducts an annual evaluation of the performance of its duties under its charter and presents the results of the evaluation to the Board. As the Project Risk Committee was formed during the second quarter of fiscal 2024, the Project Risk Committee held only three meetings in its inaugural year.
Director Nomination Process
The Nominating and Corporate Governance Committee will consider director candidates submitted to it by directors, employees and stockholders using the same evaluation criteria. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability to address the director qualifications discussed below.
The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates based on the organization's oversight needs and strategic direction of the business. Board diversity is also a consideration in director vacancies and succession planning. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.
Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.
The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The Board also strives to identify candidates with diverse backgrounds. We believe that the judgment and perspectives offered by a diverse Board improves the quality of decision-making and enhances our business performance. Our Corporate Governance Guidelines provide that when searching for new directors, the Committee should actively seek out highly qualified women and minority candidates with diverse backgrounds, skills and experiences to include in the pool from which Board nominees are chosen. Our objective is to have at least two diverse directors on the Board, including at least one director who self-identifies as female and at least one director who self-identifies as an underrepresented minority or LGBTQ+. The Committee considers the effectiveness of its diversity policy based on whether the Board meets this objective.

The Committee also assesses the candidate’s qualifications as an “independent director” under NASDAQ’s current director independence standards and our director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.
Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with our Bylaws by giving timely written notice to Justin D. Sheets, Corporate Secretary of Matrix Service Company, at 15 E. 5th St., Ste. 1100, Tulsa, OK 74103. The stockholder’s notice must be delivered not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting and contain the information specified in our Bylaws.
You may find our Bylaws on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com.
Executive Sessions
Executive sessions of the independent directors are regularly scheduled and held at least quarterly in conjunction with regular board meetings, and they are also held on an as-needed basis. The sessions are chaired by the independent, non-executive Board Chair. Any non-management director may request that an additional executive session be scheduled.
Stockholder Engagement and Communication
The Board believes effective governance includes transparent and constructive communication with our stockholders. Throughout the year, we regularly engage with our stockholders, customers, subcontractors, suppliers and others and discuss a variety of topics, including our operating and financial performance, strategy and other important matters. Our engagement process includes formal and informal channels of communication, including quarterly investor calls, investor presentations, one-on-one meetings and community and industry events, among others.
The Committee values the opinions of our stockholders, and in fiscal 2024, we engaged in stockholder outreach to solicit feedback on several topics. We reached out to 10 of our top stockholders that represented 43% of our outstanding shares and ultimately met with 8 stockholders that represented 33% of our outstanding shares. Our Compensation Committee Chair at that time, Mr. Chandler, attended all meetings along with members of the management team representing Investor Relations and Corporate Governance, and we solicited feedback on a range of topics during each meeting. We are committed to regularly engaging with our stockholders to better understand their viewpoints and consider their feedback in future compensation and governance program design. More information about investor relations is available on our website at https://investors.matrixservicecompany.com.
The Board provides a process by which stockholders and other interested parties may communicate with the Board, the independent directors or any individual director. Stockholders and other interested parties may send written communications to the Board, the independent directors or any individual director at the following address: Board of Matrix Service Company c/o Matrix Service Company, 15 E. 5th St., Ste. 1100, Tulsa, OK 74103. Stockholders and other interested parties may also contact the Board, the independent directors or any individual director via our online submission form by clicking on the “Contact the Board” link included on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. All communications will be compiled by our Corporate Secretary and submitted to the Board, the independent directors or the individual director on a periodic basis.

Equity Ownership Guidelines for Non-Employee Directors
The Company’s equity ownership provisions of our Corporate Governance Guidelines require each non-employee director to own a number of shares of our common stock equal in value to five times the annual cash retainer. For purposes of determining compliance with the guideline, the cash retainer does not include fees earned as Board Chair or as a Committee Chair. For more information, see section entitled “Compensation Discussion and Analysis - Equity Ownership Guidelines”.

DIRECTOR COMPENSATION
General
Management directors receive no additional compensation for their service on the Board or any committee thereof.
The elements of our non-employee director compensation consist of cash and equity. Our objective in establishing director compensation is to position ourselves to attract and retain individuals who have relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.
Total compensation for our non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board (the “Committee”) engages a third-party compensation consultant to periodically review director compensation and make recommendations. The Committee reviews comparative data from the outside consultant and makes recommendations regarding director compensation to the full Board for approval.
Director compensation is generally reviewed on a biennial basis. On the whole, it was most recently reviewed and reaffirmed in August 2021 when the Committee engaged its third-party compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to conduct a market study of director compensation. When the new Project Risk Committee was formed in October 2023, Meridian completed a review in November 2023 to establish the additional cash retainer for the chair of that committee. During both reviews, Meridian obtained comparative data using proxy analysis of selected companies similar in size, location and industry. The companies included in the analysis are consistent with those that we use to review executive compensation.
Upon careful consideration of the consultant's recommendations, peer practices and our stated compensation objectives, the Committee recommended that no changes be made and approved the following for fiscal 2024:
•	The cash retainer remained at $85,000 for each non-employee director.
•	The annual equity grant remained in the form of RSUs with a grant value of $95,000 and the vesting period of the grant remained unchanged at one year.
•
The following table provides the additional cash retainer for the chair of the newly established Project Risk Committee, as well as the retainers for the chair of the Board and other committees, which are unchanged:

Additional Cash Retainer	Amount ($)
Board Chair	75,000
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	7,500
Project Risk Committee Chair	7,500

We also provide a Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (the “Deferred Fee Plan”), which allows our non-employee directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and approved by the Committee at a regularly-scheduled meeting, the most recent of which took place on November 14, 2023. At that meeting, the Committee approved an increase in the average interest rate from 8.0% to 9.5% for the 2024 calendar year. The average interest rate of 9.5% was based on JPMorgan Chase Bank's Prime Rate of 8.5% as of July 27, 2023 with an interest rate margin of 1.0% added. Non-employee directors are also permitted to invest their cash retainer in our common stock through our 2011 Employee Stock Purchase Plan (“ESPP”). Investment through the ESPP is limited to $60,000 per director per calendar year.
Directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

Fiscal 2024 Director Compensation
The compensation earned by each of our non-employee directors in fiscal 2024 is summarized in the table below:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
Jim W. Mogg	60,000(4)	—	17,324	77,324
John D. Chandler	135,625(5)	83,826	—	219,451
Jose L. Bustamante	85,000(6)	83,826	957	169,783
Martha Z. Carnes	100,000(7)	83,826	—	183,826
Carlin G. Conner	91,250(8)	83,826	—	175,076
Liane K. Hinrichs	92,500(9)	83,826	—	176,326
James H. Miller	90,000(10)	83,826	6,399	180,225

(1)	Includes retainer fees earned in fiscal 2024 but paid subsequent to the completion of the fiscal year and fees earned in fiscal 2024 but deferred under the Deferred Fee Plan.
(2)
The amounts shown represent the grant date fair value for awards granted during fiscal 2024 determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards, see Notes 1 and 10 to the Consolidated Financial Statements included in our fiscal 2024 Annual Report on Form 10-K. The number of RSUs awarded in fiscal 2024 was determined by dividing the target value of $95,000 by the average share price over the 20-day period ending five days prior to the grant date. The grant date fair value was determined by multiplying the closing share price on the grant date by the RSUs awarded. For services provided as a member of the Board in fiscal 2024, Messrs. Chandler, Bustamante, Conner and Miller and Mmes. Carnes and Hinrichs each received an award of 7,991 RSUs with a grant date fair value of $83,826. As of June 30, 2024, Messrs. Chandler, Bustamante, Conner and Miller and Mmes. Carnes and Hinrichs each held 7,991 unvested RSUs.

(3)
A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan and earn interest on any deferred fees. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2024, the market rate for the deferrals was 4.344% as compared to the actual average rate earned of 8.0% and 9.5% for the first six months and last six months of fiscal 2024, respectively.

(4)	Represents fees earned by Mr. Mogg, including fees earned for his service as Board Chair, from July 1, 2023 through his retirement date of November 14, 2023. Mr. Mogg's fees were paid in cash.
(5)
Mr. Chandler's fees represent his annual retainer of $85,000, plus the pro-rated additional retainer of $3,750 for his service as Chair of the Compensation Committee from July 1, 2023 to November 14, 2023, plus the pro-rated additional retainer of $46,875 for his service as Board Chair for the remainder of fiscal 2024. Mr. Chandler's fees were paid in cash.

(6)	Mr. Bustamante's fees represent his annual retainer of $85,000. Mr. Bustamante received $72,500 in cash and deferred $12,500 of these fees under the Deferred Fee Plan.
(7)	Ms. Carnes' fees represent her annual retainer of $85,000, plus the additional retainer of $15,000 for her service as Chair of the Audit Committee. Ms. Carnes' fees were paid in cash.
(8)
Mr. Conner's fees represent his annual retainer of $85,000, plus the pro-rated additional retainer of $6,250 for his service as Chair of the Compensation Committee. Mr. Conner's fees were paid in cash.

(9)
Ms. Hinrichs' fees represent her annual retainer of $85,000, plus the additional retainer of $7,500 for her service as Chair of the Nominating and Corporate Governance Committee. Ms. Hinrichs' fees were paid in cash.

(10)
Mr. Miller's fees represent his annual retainer of $85,000, plus the pro-rated additional retainer of $5,000 for his service as Chair of the Project Risk Committee. Mr. Miller received $62,500 in cash, deferred $17,500 and purchased shares with the value of $10,000 through our 2011 Employee Stock Purchase Plan.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee of the Board
The Audit Committee oversees our financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:
•
reviewed and discussed with our internal auditors and independent registered public accounting firm, with and without management present, their evaluations of our internal accounting controls and the overall quality of our financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm our audited financial statements as of and for the year ended June 30, 2024;
•
discussed with the independent registered public accounting firm the matters required to be discussed by AS 1301: Communications with Audit Committees of the Public Company Accounting Oversight Board; and

•
received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended June 30, 2024 for filing with the Securities and Exchange Commission.
As part of the Audit Committee's annual review of Deloitte & Touche LLP and consideration to reappoint them as our independent auditor, the Audit Committee reviewed and considered, among other factors, their performance, professional qualifications, independence, audit quality, appropriateness of fees and succession planning. After careful consideration of these factors, the Audit Committee concluded that it would be in the best interests of the Company and its stockholders to retain Deloitte & Touche LLP as our independent registered public accounting firm for the year ending June 30, 2025 and recommends that such appointment be ratified by stockholders at the 2024 Annual Meeting.
The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that Martha Z. Carnes qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
Members of the Audit Committee:
Martha Z. Carnes, Chair
Jose L. Bustamante
Carlin G. Conner
Liane K. Hinrichs
James H. Miller

PROPOSAL NUMBER 2:
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee of the Board has engaged the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2025. Deloitte & Touche LLP has served as our independent auditors since January 2006.
A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.
A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.
Fees of Independent Registered Public Accounting Firm
Audit fees in fiscal 2024 and fiscal 2023 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls and services performed in connection with other filings with the SEC, and fees associated with consents issued in connection with registration statements filed by us. Audit fees for fiscal 2024 and fiscal 2023 were $1,393,408 and $1,442,255, respectively. No other fees were paid to Deloitte & Touche LLP during fiscal 2024 or fiscal 2023.
Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence. If the dollar amount of any anticipated services is expected to exceed the predetermined limit, pre-approval of the Audit Committee is required.
The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the adoption of this proposal. The Board unanimously recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.

EXECUTIVE OFFICER INFORMATION
Executive Officer Biographies
In addition to Mr. Hewitt, our President and Chief Executive Officer, who serves on the Board and whose biographical information is set forth under the caption, “Nominated Director Biographies,” our executive officers are:
Kevin S. Cavanah, age 59, has served as Vice President – Finance, Chief Financial Officer since December 2010 and as Treasurer since December 2013. Mr. Cavanah also served as Corporate Secretary for the Company from December 2010 to October 2018. Mr. Cavanah served as Vice President, Accounting and Financial Reporting for the Company from August 2007 to December 2010 and as Controller from April 2003 to December 2010. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining The Williams Companies, Inc., Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas. Mr. Cavanah also serves on the Board of the Tulsa Area United Way as well as its Finance and Audit Committee.
Alan R. Updyke, age 64, has served as Vice President and Chief Operating Officer since April 2020. He was President of Operations from September 2019 to March 2020. Before that, he was President of Matrix Service Inc., one of the Company's principal operating subsidiaries, from February 2018 to September 2019. He previously served as Senior Vice President, Operations for Matrix Service Inc. from September 2014 to January 2018. Prior to that, he served as Vice President of Construction for Matrix Service Inc. from July 2012 to August 2014. Before joining Matrix Service Inc., Mr. Updyke spent 17 years with Brinderson in various roles, most recently as President of their Western Operations. In that role, Mr. Updyke was responsible for providing strategic leadership and management direction to four regional offices and all major capital construction projects. Previous to that, Mr. Updyke was the General Manager of Turner Industries West Coast Operations.
Nancy E. Austin, age 57, has served as Vice President, Chief Administrative Officer for the Company since October 2018. She previously served as Vice President, Strategic Services and Administration from August 2016 to October 2018 and as Vice President, Human Resources from January 2006 to August 2016. Prior to that, Ms. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Ms. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Ms. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University. She serves on the Board of the Oklahoma-Kansas Chapter of American Red Cross and serves as Board Chair for the Girl Scouts of Eastern Oklahoma.
Justin D. Sheets, age 46, has served as Vice President and General Counsel since September 2019, Corporate Secretary for the Company since October of 2018 and Corporate Compliance Officer since September of 2015. From October 2014 to September 2019, he served as Vice President, Legal and Risk Management. From July 2013 to October 2014, Mr. Sheets served as Senior Director, Legal and Risk Management. Between November 2011 and July of 2013, Mr. Sheets served as Director, Risk Management and from June 2010 until November of 2011, Mr. Sheets served as Staff Counsel. Mr. Sheets began his career with Matrix Service Company in 2002. From 2002 to 2008 and since 2010, Mr. Sheets served in various capacities of increasing responsibility. Mr. Sheets provided consulting services to the Company between 2008 and 2010 while he also consulted with Conway, McKenzie and Dunleavy, representing construction clients with a primary focus on mergers and acquisitions, restructuring and liquidations. Mr. Sheets holds a Bachelor of Science Degree in Environmental Health and Safety Sciences from Indiana State University and a Juris Doctorate from the University of Tulsa and is licensed to practice law in the State of New Jersey. He has served on the Board of Family & Children's Services since 2016, and he has also served on the Board of Meals on Wheels of Metro Tulsa since 2024.
Glyn A. Rodgers, age 66, has served as President, Matrix PDM Engineering, one of the Company's principal operating subsidiaries, since September 2019. He previously served as Vice President of Strategic Development for Matrix Service Inc. from January 2018 to September 2019. Prior to joining

Matrix, he served as President for IHI E&C International Corporation from 2012 to 2016, President for Kvaerner Houston EPC Center from 2010 to 2012, President for Aker Solutions US Inc. from 2007 to 2010, President for Aker Solutions Facility Services from 2004 to 2007 and Vice President for Aker Plant Services Group Inc. from 2002 to 2004.
Kevin A. Durkin, age 62, has served as Vice President and Chief Business Development and Strategy Officer since August 2020. He served as Senior Vice President, Business Development and Strategy for Matrix Service Inc. from September 2019 to August 2020. He previously served as Vice President of Business Development, Matrix Service Inc. from June 2008 to September 2019, Pre-Construction Division Manager from 2006 to 2008, Manager of Small Cap. Division from 2000 to 2006, Manager, Business Development from 1998 to 2000, Manager of Southwest Turnaround from 1996 to 1998 and Assistant Regional Manager of the Orange Region from 1989 to 1996. Mr. Durkin holds a Bachelor of Arts in Business Administration in Marketing Management from California State University, Fullerton.
Shawn P. Payne, age 52, has served as President, Matrix Service Inc. since September 1, 2022. He previously served as Senior Vice President of Operations for Matrix Service Inc. from 2019 to 2022. From 2016 to 2019, Mr. Payne served as Vice President of Business Services and then Senior Vice President of Finance and Business Services for Matrix Service Inc. He originally began with Matrix in 2012 as Division Manager in Tucson, Arizona, leading our entry into the minerals and mining business. Prior to joining Matrix, Mr. Payne held various leadership roles, including Director of Construction Operations for Jacobs Field Services, Vice President of Finance and Treasurer for Aker Solutions Inc. and Chief Financial Officer and Treasurer for Aker Industrial Constructors Inc. Mr. Payne has a BSBA in Finance from the University of Arizona.
Douglas J. Montalbano, age 45, has served as President, Matrix North American Construction (“Matrix NAC”) since August 28, 2023. He previously served as Senior Vice President of Operations for Matrix NAC from January 2022 to August 2023. From 2018 to 2022, Mr. Montalbano served as Vice President of Operations for the Matrix NAC electrical business, and he served as Vice President of Business Development for Matrix NAC from 2014 to 2018. Prior to joining Matrix, Mr. Montalbano spent 10 years working for URS Energy & Construction in progressively responsible legal and business development roles. Mr. Montalbano holds a Bachelor of Science in Economics and a Juris Doctor from Villanova University.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices in place for our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our other named executive officers (collectively, the “Named Executive Officers” or “NEOs”) during fiscal 2024. Compensation for our Named Executive Officers is determined by the Compensation Committee of the Board (the “Committee”) and is supported by market data and advice from an independent compensation consultant retained by the Committee, Meridian Compensation Partners, LLC (“Meridian”).
In fiscal 2024, our Named Executive Officers were the Chief Executive Officer, John R. Hewitt, the Chief Operating Officer (“COO”), Alan R. Updyke, the Chief Financial Officer, Kevin S. Cavanah, the president of our largest operating subsidiary, Shawn P. Payne, and the president of our engineering operating subsidiary, Glyn A. Rodgers.
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Base Salaries: Consistent with normal practice, the Committee reviewed Named Executive Officer compensation in August 2023. Given the business environment at the time, the Committee decided not to increase the base salaries of the CEO, COO and CFO. However, due to their critical leadership roles in securing significant project awards for the company, the Committee approved salary increases of 7.1% and 4.0% for Mr. Payne and Mr. Rodgers, respectively. These salary adjustments were effective on August 28, 2023.

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Fiscal 2024 Short-Term Incentive Compensation Targets: No changes were made to the target bonus opportunity for the Named Executive Officers. The fiscal 2024 plan metrics continue to be based on the achievement of financial and safety goals. For a financial bonus to be paid to any of our NEOs, 100% of budgeted operating income must be earned. For all of our NEOs eligible for short-term incentives, adjusted operating income is measured at the consolidated level.

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Fiscal 2024 Short-Term Incentive Compensation Payout: The required level of adjusted operating income at the consolidated level was not achieved. Therefore, no fiscal 2024 short-term incentive compensation was paid.

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Fiscal 2024 Vesting of Long-Term Incentive Performance Share Units (“PSUs”) Award: The vesting of this award was based on our relative Total Shareholder Return for our performance period beginning July 1, 2022 and ending June 30, 2024 in comparison to a group of peer companies. Our actual performance was in the 27th percentile, which was slightly above threshold performance; therefore, these PSUs vested at 28.25% of target on August 30, 2024.

•	Fiscal 2024 Long-Term Incentive Awards: The actual long-term incentive awards for fiscal 2024 for the Named Executive Officers were comprised of the following:
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For the CEO, three-fifths of the award consisted of PSUs. For the other NEOs, one-half of the award consisted of PSUs. Award recipients may receive anywhere from zero to two shares of our common stock for each PSU on the third anniversary of the date of the award depending on our relative Total Shareholder Return in comparison to the Total Shareholder Return of a peer group of companies over a performance period consisting of fiscal years 2024, 2025 and 2026;

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For the CEO, one-fifth of the award consisted of service-based RSUs that settle in stock. For the other NEOs, one-fourth of the award consisted of service-based RSUs that settle in stock. Restrictions on the RSUs lapse in four equal annual installments, subject to continued employment with us. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants that become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules; and

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For the CEO, one-fifth of the award consisted of service-based RSUs that settled in cash. For the other NEOs, one-fourth of the award consisted of service-based RSUs that settle in cash. Restrictions on the RSUs lapse in four equal installments, subject to continued

employment with us. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants that become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules. The cash payout is determined by our closing stock price for each vesting date, multiplied by the number of RSUs vesting.
The following graphs illustrate the allocation of the fiscal 2024 target compensation opportunity for our Chief Executive Officer, Mr. Hewitt, and the weighted average of our other Named Executive Officers:

Fiscal 2024 Target Pay Mix for Other NEOs Combined

Annual Performance-Based Cash Incentive: 25.3%
Service-Based Stock Settled RSUs: 10.2%
Service-Based Cash Settled RSUs: 10.2%
Base Salary: 33.7%
Long-Term Performance Equity Awards: 20.6%

Compensation Philosophy and Objectives
We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to develop and execute our business strategy. Our compensation philosophy and approach are designed to support these objectives.
Our compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and other management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:

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Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally aligned with median (50th percentile) market levels.

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Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of short and long-term business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

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Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•	Individual Performance – In addition to company-wide, operating subsidiary and business unit measures, our programs emphasize individual performance and the achievement of personal objectives.
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Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of short and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

Our executive compensation program is administered by the Committee. The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract and retain top talent, and align the interests of our executive officers with our stockholders.
The Committee is supported by our Vice President, Chief Administrative Officer in the design, review and administration of our executive compensation programs. The Committee engaged Meridian to evaluate the Company's executive officer compensation program in relation to other companies and to provide associated recommendations.
The CEO considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without the CEO present.
In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.
Committee Consideration of the 2023 Stockholder Vote on Executive Compensation
We conducted our advisory vote on executive compensation last year at our 2023 Annual Meeting of Stockholders. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders, and in fiscal 2024, we engaged in stockholder outreach to solicit feedback on several topics. We reached out to 10 of our top stockholders that represented 43% of our outstanding shares and ultimately met with 8 stockholders that represented 33% of our outstanding shares. Our Compensation Committee Chair at that time, Mr. Chandler, attended all meetings along with members of the management team representing Investor Relations and Corporate Governance, and we solicited feedback on a range of topics during each meeting.

We will continue to identify opportunities to engage with our stockholders and further discuss our executive compensation programs and pay decisions, as we focus on ensuring the alignment of our executive compensation programs with the interests of our stockholders.
The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2023 Annual Meeting of Stockholders. At that meeting, 81% of the votes cast on the say-on-pay proposal were in favor of our Named Executive Officers' compensation as disclosed in our proxy statement.
The Committee intends to continue making executive compensation decisions with a focus on aligning pay with performance and promoting stockholder value.
Key Elements of Executive Compensation
The primary elements of our executive compensation program include:
•	Base Salary;
•	Annual/Short-Term Cash Incentive Compensation;
•	Long-Term Incentive Compensation;
•	Other Benefits; and
•	Change of Control/Severance Agreements.
The Compensation Committee engaged Meridian in 2023 to ensure that our compensation package is consistent with that of our competitors. Meridian was engaged exclusively by the Committee and does not provide other services to us or senior management. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that Meridian is independent from the Company and Meridian's work for the Committee does not raise any conflict of interest.
In May 2023, Meridian evaluated and recommended the compensation benchmarking and Total Shareholder Return (“TSR”) peer groups and discussed general trends in executive compensation. Meridian’s executive compensation practices analysis included a review of general industry survey data, proxy information and other public filings for the following companies:

Argan Inc.	Newpark Resources Inc.
Babcock & Wilcox Enterprises Inc.	Northwest Pipe Company
Concrete Pumping Holdings Inc.	NV5 Global Inc.
Granite Construction Inc.	Orion Group Holdings Inc.
Greal Lakes Dredge and Dock Corporation	Primoris Services Corporation
IES Holdings Inc.	Sterling Infrastructure Inc.
Limbach Holdings Inc.	Team Inc.
Mistras Group Inc.	Williams Industrial Solutions Group Inc.
MYR Group Inc.

Base Salary
Base salary is the foundation of our executive compensation package. Our practice in establishing executive base salary, and that for other managers and employees, is to determine, through Meridian, the market median, or “50th percentile”, among comparable companies. Base salary is then established based on the Named Executive Officer’s responsibilities, role in the organization, level and type of work experience, and individual and business performance.
We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. Most of our employees, including the Named Executive Officers, are assigned to a salary grade. Broad ranges of salaries are associated with each grade and are based on market data.

Base salary and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short- and long-term target incentive awards are set at a percentage of base salary.
Consistent with the Committee's normal practice, executive compensation was reviewed in August 2023. The Committee discussed but approved no changes to the base salaries of Messrs. Hewitt, Updyke and Cavanah. Their fiscal 2024 base salaries were as follows:
•	John R. Hewitt - Chief Executive Officer: $800,000. This amount has not increased since September 2018.
•	Alan R. Updyke - Chief Operating Officer: $505,000. This amount has not increased since August 2020.
•	Kevin S. Cavanah - Chief Financial Officer: $475,000. This amount has not increased since September 2018.
Additionally, effective August 28, 2023, the Committee approved a base salary increase for Shawn P. Payne, President, Matrix Service Inc., from $410,000 to $439,000, and the Committee approved a base salary increase for Glyn R. Rodgers, President, Matrix PDM Engineering, from $375,000 to $390,000. These salary increases were related to Mr. Payne's and Mr. Rodgers' critical leadership roles in securing significant project awards for the company.
Annual/Short-Term Incentive Compensation
Our annual/short-term incentive compensation plan is designed to offer the opportunity for annual cash incentive awards for delivering outstanding performance. Generally, rewards under our short-term incentive compensation plan are based on overall Company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:
•	support and drive performance toward achieving our strategic objectives;
•	emphasize overall company and business unit performance in the structuring of reward opportunities;
•	motivate and reward superior performance; and
•	provide incentive compensation opportunities that are competitive with the industry.
The base calculation of incentives is generally tied to objective measures for financial and safety performance. Target incentive opportunities for our NEOs are established by the Committee based on competitive market data provided by Meridian. The target incentive compensation percentage of base salary for the CEO is determined solely by the Committee in executive session, without the CEO present.
For fiscal 2024, the Committee approved the following key provisions of the annual/short-term incentive compensation plan:
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A Profit-Sharing Plan design was implemented with objectives to return to profitability, retain/engage leaders and maintain focus on safety performance and culture. The plan has two metrics: consolidated adjusted operating income and safety. Profit-sharing percentages for the NEOs were calculated in relative distribution to the percent of their individual STI targets.

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In order to increase the focus on project execution and improved bottom line performance, financial incentives are based on adjusted operating income. Safety incentives are based on Total Recordable Incident Rate, or “TRIR”, and Quality, Health, Safety and Environment (“QHSE”) Corrective Action Completion, which is measured and reported as a percentage of QHSE corrective actions identified, investigated and completed within a required timeframe.

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No financial incentives are paid to our NEOs if the Company does not achieve 100% of budgeted fiscal 2024 operating income. Limited payouts for the achievement of safety metrics may be paid if at least $2 million of adjusted operating income is earned.

•	Payouts of short-term financial incentives attributable to Messrs. Hewitt, Updyke, Cavanah, Payne and Rodgers are based on our consolidated performance.
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Payouts of short-term safety incentives for Messrs. Hewitt, Updyke and Cavanah are based on consolidated performance. For Mr. Payne, the payout of short-term safety incentives is based on the performance of our operating subsidiary, Matrix Service Inc.

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For the payout of short-term safety incentives for Mr. Rodgers, since the risk of safety incidents involving engineering personnel is low, TRIR is based on consolidated performance, but QHSE Corrective Action Completion is based on the performance of our operating subsidiary, Matrix PDM Engineering.

Fiscal 2024 short-term incentive targets for our NEOs are as follows:

Name	Target Bonus as Percentage of Salary	Target Bonus Amount ($)
John R. Hewitt	100%	800,000
Alan R. Updyke	75%	378,750
Kevin S. Cavanah	75%	356,250
Shawn P. Payne	75%	329,250
Glyn A. Rodgers	75%	292,500

Financial incentive targets and actual performance
For any financial incentive to be paid to our NEOs, the Company had to achieve 100% of budgeted operating income, which was $14.6 million for fiscal 2024. For target bonus amounts to be paid to our NEOs, the Company had to achieve adjusted operating income of approximately $33 million.
In fiscal 2024, actual consolidated adjusted operating income was below the budgeted amount. Therefore, our NEOs earned no financial incentives.
Safety incentive targets and actual performance
For TRIR, which represented 50% of the short-term safety incentive opportunity, the target metric was 0.50 or lower. For QHSE Corrective Action Completion, which represented the other 50% of the short-term safety incentive opportunity, the target percentage was 90% or greater.
In fiscal 2024, we achieved a consolidated TRIR of 0.91 while Matrix Service Inc. achieved a TRIR of 1.07. Also, the QHSE Corrective Action Completion percentages achieved by Matrix Service Company, Matrix Service Inc. and Matrix PDM Engineering were 93%, 94% and 100%, respectively.
While the QHSE Corrective Action Completion safety metric was achieved, no incentives were paid with respect to the safety portion of our annual/short-term incentive plan due to our fiscal 2024 operating loss.
Performance measures are established shortly after the beginning of the fiscal year and do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. The Committee will evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately. In addition, the Committee has authority with respect to actual payout of annual short-term incentive awards and can reduce awards regardless of whether performance targets are achieved.
The Committee reviews and evaluates the Annual/Short-Term Incentive Compensation Plan periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.
Long-Term Incentive Compensation
We provide long-term incentive compensation to executive officers to tie executive rewards directly to the enhancement of long-term stockholder value and our profitability. Offering the opportunity for executive officers and other key members of management to earn an ownership position in the Company along with a long-term cash incentive enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provide a direct link between executive compensation and our long-term growth and profitability.
The Committee reviews and evaluates long-term incentive awards periodically to ensure that they continue to meet our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements. The Committee's most recently completed review, which occurred in August 2023, carefully considered the Meridian study, trends of our peer companies, compensation objectives of retention and value creation, and the objective of conserving shares available for grant under our equity incentive plan and reducing earnings dilution.
The Committee concluded that a combination of service-based RSUs and performance units are the most appropriate forms of equity awards to achieve our stated objectives.
Service-based RSUs strongly and directly link management and stockholder interests and are an excellent tool to promote retention. As a full value award, service-based stock-settled RSUs are less dilutive to stockholders than stock options, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and key leaders. Service-based cash-settled RSUs prevent dilution in our earnings per share, promote employee retention and align management and stockholder interests. Performance units with performance criteria link the realized value of the equity reward to achievement of stockholder value.
Under the long-term incentive program, all awards are issued on an annual basis. Specific, individual grants vary by level and role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and is based on market data.
The Committee approved the following structure for the fiscal 2024 long-term incentive grant for NEOs:
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A portion of the grant (three-fifths for the CEO and one-half for the other NEOs) was in the form of PSUs. The PSUs cliff vest on the third anniversary of the grant. The shares of our common stock received can vary from zero to two for each performance unit based on the relative Total Shareholder Return (“TSR”) of our common stock as compared to the TSR of a group of peer companies over the performance period. The potential award levels were as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00

In the event we achieve a relative TSR in excess of the 75th percentile but our actual TSR for the performance period is negative, the payout Named Executive Officers will receive is capped at 1.5 shares for each performance unit.
The peer group for the fiscal 2024 performance unit award was as follows:

Argan Inc.	MasTec Inc.
Babcock and Wilcox Enterprises Inc.	Mistras Group Inc.
Concrete Pumping Holdings Inc.	MYR Group Inc.
Dycom Industries Inc.	Newpark Resources Inc.
EMCOR Group Inc.	Northwest Pipe Company
Granite Construction Inc.	NV5 Global Inc.
Great Lakes Dredge and Dock Corporation	Orion Group Holdings Inc.
IES Holdings Inc.	Primoris Services Corporation
KBR Inc.	Sterling Infrastructure Inc.
Limbach Holdings Inc.	Team Inc.

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A portion of the grant (one-fifth for the CEO and one-fourth for the other NEOs) consisted of service-based RSUs settled in stock. Vesting will continue to occur evenly over a four-year period beginning on the first anniversary of the grant date. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants who become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules.

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The remaining portion of the grant (one-fifth for the CEO and one-fourth for the other NEOs) consisted of service-based RSUs settled in cash. Vesting will occur evenly over a four-year period beginning on the first anniversary of the grant date. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants who become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules.

Grants made during fiscal 2024 to our Named Executive Officers are shown in the Grants of Plan-Based Awards table under the caption “Executive Officer Compensation”.
Based on our relative Total Shareholder Return for fiscal 2022 through fiscal 2024 in comparison to a group of peer companies, our performance was slightly above the amount required for Threshold payout; therefore, PSUs vested at 28.25% of Target in August 2024.
Perquisites and Other Benefits
Our executive officers do not receive significant compensation in the form of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all of our other eligible employees. We offer the following benefits to executive officers:
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We sponsor the Matrix Service Company 401(k) Savings Plan, which allows executive officers and other employees to contribute up to 75% of their salary (up to the annual IRS maximum). Our safe harbor matching contribution is a 100% matching contribution on salary deferrals up to the first 3% of compensation and 50% on the next 2% of compensation deferred. All matching contributions are 100% vested at all times. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation or other supplemental retirement plans for executive officers.

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In addition to the group term life insurance policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer. Specifically, we provide a fully portable supplemental Group Variable Universal Life (GVUL) insurance policy equal to two times base salary up to a maximum of $1.5 million. For the CEO, we provide additional corporate term life insurance policies of $500,000 with us as the beneficiary and $500,000 with a designee of the CEO as the beneficiary.

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We provide long-term disability to all administrative employees. Under this plan, the employee may receive disability payments of up to 60% of their base salary subject to a maximum of $12,000 per month. Additionally, we provide a fully portable supplemental executive long-term disability plan to the Named Executive Officers. Under this plan, the Named Executive Officers may receive additional disability payments of up to 60% of the sum of their base salary and the average of their prior two years short-term incentive cash bonuses, subject to a maximum of $15,000 per month. The combined plans may provide a long-term disability benefit up to a maximum of $27,000 per month for the Named Executive Officers.

Change of Control/Severance Agreements
We have entered into Change of Control/Severance Agreements with each of our Named Executive Officers and other executive officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent. For further details regarding our Change of Control/Severance Agreements, see the discussion under the caption “Potential Payments Upon Termination or Change of Control.”
Clawback Policy
Effective August 29, 2023, our Board adopted a new Clawback Policy applicable to our officers that are required to file ownership reports pursuant to Section 16 of the Exchange Act (“Covered Executives”). The Clawback Policy is triggered in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws (a “Triggering Event”).
If a Triggering Event occurs, the Company is required to recoup all erroneously awarded “incentive-based compensation” paid to Covered Executives during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement and during any transition period that results from a change in the Company’s fiscal year, if applicable. “Incentive-based compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.
The amount of erroneously awarded incentive-based compensation is the difference between the amount of incentive-based compensation paid to a Covered Executive that exceeds the incentive-based compensation that such Covered Executive would have been paid had it been based on the restated results without regard to taxes paid.
The Clawback Policy is administered by our Board, or such Board committee as it may designate, which shall determine, in its sole discretion, the timing and method for recouping erroneously awarded incentive-based compensation.
A copy of our Clawback Policy is available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com.
Policy on Hedging and Pledging of Company Securities
Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Insider Trading Policy specifically prohibits our directors, Named Executive Officers and all other employees from purchasing any securities or other financial instruments or engaging in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the value of any of our equity securities that are held by any such person, directly or indirectly. This hedging policy also applies to family members and entities controlled by our directors, Named Executive Officers and all other employees.
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in our securities, our Insider Trading Policy prohibits directors, Named Executive Officers and other employees from holding our securities in a margin account or otherwise pledging our securities.
Compensation Program as it Relates to Risk
Our Board has reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on our operations or financial condition. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•
Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Short-term Incentive Compensation: Our short-term incentive compensation plan does not allow for unlimited payouts. For fiscal 2024, short-term incentive payments cannot exceed 200% of target levels.
•
Long-term Incentive Awards: Our service-based long-term incentive awards drive a long-term perspective and vest over a period of four years. Our performance-based long-term incentive awards, which may vest after a period of three years, are capped and cannot exceed 200% of target levels.

•
Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans and engages a compensation consultant on an annual basis to ensure that our compensation package is consistent with that of our competitors.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and the interests of our stockholders.
•
Clawback Policy: We have the right to recover erroneously awarded incentive-based compensation paid to our executive officers in the event we are required to prepare an accounting restatement of our financial statements due to our material non-compliance with any financial reporting requirement under the securities laws.

•	Equity Ownership Guidelines: Our equity ownership guidelines require our senior management to maintain significant ownership in our common stock for the duration of their employment with our Company.
•
Hedging and Pledging Policy: Our hedging and pledging policy requires our senior management to retain the full risks and rewards associated with owning our common stock with respect to all of the shares they are required to retain.

Our compensation program is designed to motivate our Named Executive Officers and other officers to achieve business objectives that generate strong stockholder returns and to encourage ethical behaviors.
Equity Ownership Guidelines
The Board believes that our directors and executive officers should demonstrate their commitment to and belief in our long-term profitability. Accordingly, each director and executive officer is expected to maintain a significant investment in us through the ownership of our common stock. Equity ownership more closely aligns our directors' and executive officers’ interests and actions with the interests of our stockholders.
In our Corporate Governance Guidelines, we have formal equity ownership guidelines that require minimum equity ownership levels. The equity ownership guidelines require the following minimum equity ownership levels:

Non-Employee Directors	5 times annual cash retainer
President/CEO	5 times base salary
CFO/COO/Presidents of the three principal operating subsidiaries	2 times base salary
All other Executive Officers	1 times base salary

Directors and executive officers are prohibited from selling stock received via Company awards if and to the extent they do not meet these guidelines, with certain limited exceptions. Once guideline levels have been reached, directors and officers are expected to retain this level of ownership during their tenure. Compliance is evaluated on a biannual basis in November and May of each year.
The following are eligible forms of equity under our Equity Ownership Guidelines:
•	shares owned separately or owned either jointly with, or separately by, his or her immediate family members residing in the same household;

•	shares held in trust for the benefit of the executive officer or immediate family members; and
•	vested and unvested service-based restricted stock or RSUs; however, unvested and unearned PSUs are not included in the calculation of equity ownership.
Report of the Compensation Committee of the Board
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
Carlin G. Conner, Chair
Jose L. Bustamante
Martha Z. Carnes
Liane K. Hinrichs
James H. Miller

EXECUTIVE OFFICER COMPENSATION
The following tables set forth certain information regarding compensation of our Named Executive Officers, or “NEOs”, who are our CEO, COO, CFO and two additional NEOs for fiscal 2024. The executive officers listed below were serving as executive officers at June 30, 2024.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
John R. Hewitt Chief Executive Officer	2024	800,000	—	3,264,777	—	32,510(5)	4,097,287
	2023	800,000	—	1,565,141	—	36,852	2,401,993
	2022	793,846(1)	—	2,629,879	—	35,378	3,459,103
Alan R. Updyke Chief Operating Officer	2024	505,000	—	1,105,672	—	25,733(5)	1,636,405
	2023	505,000	—	535,943	—	27,583	1,068,526
	2022	503,058(1)	—	898,096	—	22,001	1,423,155
Kevin S. Cavanah	2024	475,000	—	1,039,996	—	23,585(5)	1,538,581
Chief Financial Officer	2023	475,000	—	504,107	—	24,308	1,003,415
	2022	473,174(1)	—	844,746	—	18,758	1,336,678
Shawn P. Payne	2024	433,423(2)	—	686,554	—	19,211(5)	1,139,188
President—Matrix Service Inc.	2023	397,769	—	310,799	—	18,646	727,214
Glyn A. Rodgers President—Matrix PDM Engineering	2024	387,115(2)	—	609,916	—	22,341(5)	1,019,372
	2023	375,000	—	284,275	—	26,395	685,670
	2022	373,558(1)	—	476,371	—	21,942	871,871

(1)	2022 salary includes the impact of temporary salary reductions voluntarily taken as a result of the economic impact of the COVID-19 pandemic and the challenging business environment it created.
(2)
The base salary of Mr. Payne for fiscal 2024 represents 10 months of his current base salary of $439,000 and two months of his prior base salary. The base salary of Mr. Rodgers for fiscal 2024 represents 10 months of his current base salary of $390,000 and two months of his prior base salary.

(3)
The amounts shown represent the grant date fair value for awards of RSUs to be settled in stock, RSUs to be settled in cash and performance units granted during the period determined in accordance with FASB Accounting Standards Codification ASC Topic 718 – Compensation – Stock Compensation (“ASC718”). A portion of the awards that were granted in fiscal years 2022, 2023 and 2024 are subject to certain market conditions; accordingly, the grant date fair value of these awards is based upon the probable outcome of those conditions. For further information on the assumptions used in the valuation of these awards see Notes 1 and 10 included in the Notes to Consolidated Financial Statements included in our fiscal 2024 Annual Report on Form 10-K.

(4)
Represents amounts payable to the Named Executive Officer under the annual/short-term incentive compensation plan for the applicable fiscal year's performance. In fiscal 2024, no amounts were paid under the annual/short-term incentive compensation plan.

(5)
Represents amounts paid by us on behalf of the Named Executive Officer for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan. Life insurance and disability premiums in fiscal 2024 totaled $18,922, $12,533, $10,385, $5,431 and $8,841 for Messrs. Hewitt, Updyke, Cavanah, Payne and Rodgers, respectively. Matching contributions to our 401(k) plan in fiscal 2024 totaled $13,588, $13,200, $13,200, $13,780 and $13,500 for Messrs. Hewitt, Updyke, Cavanah, Payne and Rodgers, respectively.

Grants of Plan-Based Awards During Fiscal 2024

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John R. Hewitt	8/29/2023	291,182	800,000	1,600,000	—	—	—	—	—
	8/29/2023	—	—	—	44,577	178,306	356,612	118,870	3,264,777
Alan R. Updyke	8/29/2023	137,856	378,750	757,500	—	—	—	—	—
	8/29/2023	—	—	—	13,132	52,526	105,052	52,526	1,105,672
Kevin S. Cavanah	8/29/2023	129,667	356,250	712,500	—	—	—	—	—
	8/29/2023	—	—	—	12,352	49,406	98,812	49,406	1,039,996
Shawn P. Payne	8/29/2023	111,923	329,250	658,500	—	—	—	—	—
	8/29/2023	—	—	—	8,154	32,615	65,230	32,616	686,554
Glyn A. Rodgers	8/29/2023	102,369	292,500	585,000	—	—	—	—
	8/29/2023	—	—	—	7,244	28,975	57,950	28,974	609,916

(1)
The amounts shown are the potential cash incentive compensation awards for each Named Executive Officer under our annual/short-term incentive compensation plan described above under the caption “Compensation Discussion and Analysis”. Actual payouts to the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column “Non-Equity Incentive Plan Compensation.”

(2)
Represents the number of shares which may be issued pursuant to fiscal 2024 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. The number of shares of common stock received upon vesting of the performance units will range between 0% and 200% of the number of performance units awarded as determined by the three-year Total Shareholder Return on our common stock when compared to the Total Shareholder Return on the common stock of a group of peer companies selected by the Compensation Committee of the Board. The fiscal 2024 performance unit awards are described above under the caption “Compensation Discussion and Analysis”.

(3)
Amounts shown represent service-based RSUs granted to the Named Executive Officers in fiscal 2024. The awards vest in four equal annual installments beginning one year after the grant date subject to the Named Executive Officer's continued employment with us. Half of the RSUs will be settled in stock while the other half will be settled in cash.

(4)
Amounts shown are calculated based upon the grant date fair value calculated in accordance with ASC718. The grant date fair value of the service-based RSUs is calculated by multiplying the number of RSUs awarded by the closing stock price on the date of grant. The grant date fair value of the performance units is calculated using a Monte Carlo model. The model estimated the fair value of the award based on approximately 100,000 simulations of the future prices of our common stock compared to the future prices of our peer companies based on historical volatilities. The model also took into account the expected dividends over the performance period for the peer companies which pay cash dividends. See Notes 1 and 10 of the Notes to the Consolidated Financial Statements included in our fiscal 2024 Annual Report on Form 10-K for a full discussion of our stock-based compensation accounting policies. The specific grant date fair values are as follows:

	Service-Based Awards			Performance-Based Awards
Name	Service-Based Awards (#)	Value per Share ($)	Grant Date Fair Value ($)	Shares at Target (#)	Value per Share ($)	Grant Date Fair Value ($)	Total Grant Date Fair Value ($)
John R. Hewitt	118,870	8.22	977,111	178,306	12.83	2,287,666	3,264,777
Alan R. Updyke	52,526	8.22	431,764	52,526	12.83	673,908	1,105,672
Kevin S. Cavanah	49,406	8.22	406,117	49,406	12.83	633,879	1,039,996
Shawn P. Payne	32,616	8.22	268,104	32,615	12.83	418,450	686,554
Glyn A. Rodgers	28,974	8.22	238,166	28,975	12.83	371,750	609,916

Outstanding Equity Awards at Fiscal Year-End for 2024

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John R. Hewitt	238,712	2,370,410	519,817	5,161,783
Alan R. Updyke	105,480	1,047,416	153,130	1,520,581
Kevin S. Cavanah	99,214	985,195	144,034	1,430,258
Shawn P. Payne	58,354	579,455	91,189	905,507
Glyn A. Rodgers	57,060	566,606	83,452	828,678

(1)	Based on the closing price of our common stock on June 28, 2024 of $9.93 per share.

The stock awards vest according to the following schedule:

	Number of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Shares	Vest Date	Shares	Vest Date
John R. Hewitt	16,978	8/24/2024(1)	31,274(2)	8/30/2024
	29,718	8/29/2024(1)	131,931(2)	8/30/2025
	18,450	8/30/2024(1)	356,612(2)	8/29/2026
	21,988	8/30/2024(1)
	29,718	8/29/2025(1)
	18,450	8/30/2025(1)
	21,988	8/30/2025(1)
	29,718	8/29/2026(1)
	21,988	8/30/2026(1)
	29,716	8/29/2027(1)
Alan R. Updyke	7,502	8/24/2024(1)	9,213(2)	8/30/2024
	13,132	8/29/2024(1)	38,865(2)	8/30/2025
	8,152	8/30/2024(1)	105,052(2)	8/29/2026
	9,716	8/30/2024(1)
	13,132	8/29/2025(1)
	8,152	8/30/2025(1)
	9,716	8/30/2025(1)
	13,132	8/29/2026(1)
	9,716	8/30/2026(1)
	13,130	8/29/2027(1)
Kevin S. Cavanah	7,056	8/24/2024(1)	8,666(2)	8/30/2024
	12,352	8/29/2024(1)	36,556(2)	8/30/2025
	7,668	8/30/2024(1)	98,812(2)	8/29/2026
	9,140	8/30/2024(1)
	12,352	8/29/2025(1)
	7,668	8/30/2025(1)
	9,138	8/30/2025(1)
	12,352	8/29/2026(1)
	9,138	8/30/2026(1)
	12,350	8/29/2027(1)
Shawn P. Payne	2,784	8/24/2024(1)	3,421(2)	8/30/2024
	8,154	8/29/2024(1)	22,538(2)	8/30/2025
	3,026	8/30/2024(1)	65,230(2)	8/29/2026
	5,634	8/30/2024(1)
	8,154	8/29/2025(1)
	3,026	8/30/2025(1)
	5,634	8/30/2025(1)
	8,154	8/29/2026(1)
	5,634	8/30/2026(1)
	8,154	8/29/2027(1)
Glyn A. Rodgers	3,978	8/24/2024(1)	4,887(2)	8/30/2024
	7,244	8/29/2024(1)	20,615(2)	8/30/2025
	4,324	8/30/2024(1)	57,950(2)	8/29/2026
	5,154	8/30/2024(1)
	7,244	8/29/2025(1)
	4,324	8/30/2025(1)
	5,154	8/30/2025(1)
	7,244	8/29/2026(1)
	5,152	8/30/2026(1)
	7,242	8/29/2027(1)

(1)	Represents 50% vesting of stock-settled RSUs and 50% vesting of cash-settled RSUs.

(2)
Represents fiscal 2022, 2023 and 2024 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. If at least threshold performance is achieved, the performance units are paid out in the form of our common stock upon vesting. The number of shares of common stock received for each performance unit will vary from zero to two based on the Total Shareholder Return on our common stock when compared to Total Shareholder Return on common stock of peer companies selected by the Compensation Committee of the Board. The Total Shareholder Return Goals are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00

The performance period (fiscal 2022, 2023 and 2024) for the fiscal 2022 performance unit award has been completed. In August 2024, the Compensation Committee certified that our relative Total Shareholder Return for the performance period resulted in an award of 0.2825 shares for each performance unit granted. Accordingly, the number of shares presented for the fiscal 2022 performance unit award is equal to the number of shares actually earned for that period. Based on our relative Total Shareholder Return for fiscal 2023 and 2024 (two-thirds of the performance period for the fiscal 2023 award), the fiscal 2023 award is presented at the Target performance level. Based on our relative Total Shareholder Return for fiscal 2024 (one-third of the performance period for the fiscal 2024 award), the fiscal 2024 award is presented at the Maximum performance level.
Options Exercised and Stock Vested During Fiscal 2024

	Stock Awards
Name	Number of Shares or Units of Stock Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John R. Hewitt	66,461	550,892
Alan R. Updyke	34,322	282,863
Kevin S. Cavanah	26,870	222,972
Shawn P. Payne	12,637	105,334
Glyn A. Rodgers	15,151	125,726

(1)
Both stock-settled RSUs and cash-settled RSUs were acquired. The number of stock-settled RSUs acquired in fiscal 2024 totaled 37,752, 21,637, 14,938, 6,912 and 8,423 for Messrs. Hewitt, Updyke, Cavanah, Payne and Rodgers, respectively. The number of cash-settled RSUs acquired in fiscal 2024 totaled 28,709, 12,685, 11,932, 5,725 and 6,728, which resulted in cash payouts of $239,455, $105,802, $99,522, $47,943 and $56,117 for Messrs. Hewitt, Updyke, Cavanah, Payne and Rodgers, respectively.

(2)
The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed. The stock awards that vested in fiscal 2024 relate to service-based and performance-based awards and were as follows:

	Service-Based Awards		Performance-Based Awards		Total
Name	Shares or Units of Stock (#)	Value ($)	Shares or Units of Stock (#)	Value ($)	Shares or Units of Stock (#)	Value ($)
John R. Hewitt	66,461	550,892	—	—	66,461	550,892
Alan R. Updyke	34,322	282,863	—	—	34,322	282,863
Kevin S. Cavanah	26,870	222,972	—	—	26,870	222,972
Shawn P. Payne	12,637	105,334	—	—	12,637	105,334
Glyn A. Rodgers	15,151	125,726	—	—	15,151	125,726

Potential Payments Upon Termination or Change of Control
In September 2021, the Board of Directors approved a General Severance Protection Plan for all Officers that aligns with the market, our peers and best practice. The updated Change of Control and Severance benefits for NEOs are included in the table below:

	General Severance		Change of Control
Executive	Payout Multiple	Payout Definition	Protection Window	Payout Multiple	Payout Definition
CEO	2x	Base	24 months	2x	(Base + Target Bonus)
COO	1.5x	Base	24 months	2x	(Base + Target Bonus)
CFO	1.5x	Base	24 months	2x	(Base + Target Bonus)
Business President	1.5x	Base	24 months	1.5x	(Base + Target Bonus)

Under these agreements, payment of benefits may occur under two circumstances:
•
If we experience a “Change of Control” and the executive voluntarily incurs separation from service for “Good Reason” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following the Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.
“Change of Control” means (i) the acquisition by any “person” or “group” (as defined pursuant to Section 13(d) under the Securities Exchange Act) of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of in excess of 35% of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); (ii) during any one (1) year period, individuals who at the beginning of such period constituted the Board of the Company (the “Board”) (together with any new directors whose election by the Board or nomination for election by our stockholders was approved by a vote of at least two-thirds (2/3) of our directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the members of the Board; (iii) consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in our Voting Securities outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting stock of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), more than fifty percent (50%) of the total voting power represented by the voting stock of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; or (iv) our stockholders approve a plan of complete liquidation or an agreement for our sale or disposition (in one transaction or a series of related transactions) of all or substantially all of our assets to any Person.
“Cause” means, with reference to a severance event, that the executive has been severed from employment with us because of the executive’s theft of our property, embezzlement or dishonesty that results in harm to us; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect; conviction of a felony or pleading nolo contendere to a felony charged under state or federal law; or willful violation of Company policy. A determination by our Board that an event constituting “Cause” under this Agreement has occurred is binding.
“Good Reason” means a separation from service initiated by the executive on account of any one or more of the following actions or omissions that, unless otherwise specified, occurs following a Change of Control: (i) a material reduction in the rate of annual base compensation or a material reduction in target annual incentive compensation; (ii) a change in the location of the executive’s principal place of employment by more than thirty-five (35) miles from the location where the executive was principally employed immediately prior to the date on which a Change of Control occurs; (iii) a material adverse reduction in the nature or scope of the executive’s office, position, duties, functions, responsibilities or authority (including reporting responsibilities and authority) from those immediately prior to the date on which a Change of Control occurs; or (iv) the failure at any time of the successor company explicitly to assume and agree to be bound by the Plan.
In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing waiver and release in form and substance satisfactory to us, within sixty (60) days after separation from service. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.
In the event an executive is terminated from employment for reasons other than Cause or voluntarily separates from service for Good Reason during a period that commences 180 days prior to the Change of Control and expires on the two (2) year anniversary of the Change of Control, benefits are paid as follows:
•
Messrs. Hewitt, Updyke and Cavanah – Paid an amount equal to two years of base salary plus annual target bonus. All forms of long-term incentive awards vest and restrictions on such benefits lapse in accordance with the change of control vesting provisions set forth in the award agreements governing such long-term incentive awards.

•
Messrs. Payne and Rodgers – Paid an amount equal to one and one-half years of base salary plus annual target bonus. All long-term incentive awards vest and restrictions on such benefits lapse in accordance with the change of control vesting provisions set forth in the award agreements governing such long-term incentive awards.

Beginning with the fiscal 2021 equity awards, accelerated vesting of awards will occur only upon a double-trigger consisting of either (i) a Change of Control and one of several other occurrences, including the termination of a Named Executive Officer not for Cause or if the Named Executive Officer suffers an adverse event in connection with or within two years of the Change of Control or (ii) a Change of Control in which the successor company elects not to assume or replace the award with an award of equal value.
In the absence of a Change of Control, in the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:
•	Mr. Hewitt – Paid an amount equal to two years of base salary.
•	Messrs. Updyke, Cavanah, Payne and Rodgers – Paid an amount equal to one and one-half years of base salary.
Benefits will be paid in the calendar year the triggering event occurs and, generally, within sixty days of the date of the triggering event. In no case shall the payment of the severance benefits be paid later than December 31 of the second calendar year following the calendar year in which the separation from service occurs.

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2024 termination date and, where applicable, using the closing price of our common stock on June 28, 2024 of $9.93. These amounts are estimates only. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from our employment.

	Change of Control with Termination for Reasons Other than Cause				Termination by the Company at any Time for Reasons Other than Cause	Retirement	Death or Disability
Name	Salary Severance ($)(1)	Annual/ Short-Term Incentive Plan Severance ($)(2)	Value Realized on Acceleration of Vesting ($)(3)	Total ($)	Salary Severance ($)(4)	Value Realized on Acceleration of Vesting ($)(5)	Value Realized on Acceleration of Vesting ($)(3)
John R. Hewitt	1,600,000	800,000	6,550,325	8,950,325	1,600,000	3,522,439	6,550,325
Alan R. Updyke	1,010,000	378,750	2,278,756	3,667,506	757,500	1,213,198	2,278,756
Kevin S. Cavanah	950,000	356,250	2,143,381	3,449,631	712,500	—	2,143,381
Shawn P. Payne	658,500	329,250	1,247,357	2,235,107	658,500	—	1,247,357
Glyn A. Rodgers	585,000	292,500	1,230,794	2,108,294	585,000	646,582	1,230,794

(1)
Represents payment of two years of base salary for Messrs. Hewitt, Updyke and Cavanah or one and one-half years of base salary for Messrs. Payne and Rodgers for the event specified based on base salary as of June 30, 2024.

(2)	Represents payment of annual/short-term incentive severance for the event specified based on the annual target bonus compensation.
(3)
Represents the value the Named Executive Officer would realize upon the lapsing of restrictions on RSUs settled in stock, RSUs settled in cash and PSUs due to the specified event. The value shown is the number of unvested RSUs and PSUs, assuming a target performance level, at June 30, 2024 multiplied by the market price of common stock at the close of business on June 28, 2024.

(4)
Represents payment of two years of base salary for Mr. Hewitt or one and one-half years of base salary for Messrs. Updyke, Cavanah, Payne and Rodgers for the event specified based on base salary as of June 30, 2024.

(5)
Represents the value Messrs. Hewitt, Updyke and Rodgers would realize upon the lapsing of restrictions on RSUs settled in stock, RSUs settled in cash and PSUs due to their retirement. The value shown is the value of RSUs settled in stock that would vest, the value of RSUs settled in cash that would vest and the value of PSUs that would vest (assuming a target performance level). For RSUs settled in stock, RSUs settled in cash and PSUs, the value represents the shares received multiplied by the market price of common stock at the close of business on June 28, 2024. Messrs. Cavanah and Payne were not eligible for retirement at June 30, 2024.

There are no other agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment.
CEO Pay Ratio
For the year ended June 30, 2024, our last completed fiscal year:
•	the median of the annual total compensation of all employees (other than our CEO) was $105,413;
•	the annual total compensation of our CEO was $4,097,287; and
•	based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 39 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.
We determined that, as of June 30, 2024, our employee population consisted of 2,064 individuals working at the Company and its consolidated subsidiaries, 1,846 of whom were U.S. employees and 218 of whom were non-U.S. employees.

As permitted under SEC rules, for purposes of identifying our median employee, we excluded 36 non-U.S. employees, or approximately 1.7% of our total employee population. Six of the excluded employees were located in Australia, one was located in Dubai, and 29 were located in South Korea. After this adjustment, our employee population consisted of 2,028 individuals.
Using a consistently applied compensation measure, which included base pay, overtime, and short-term incentives but excluded the value of health and welfare benefits, we ranked our employees from the highest paid to the lowest paid. Our employee population was evaluated as of June 30, 2024, and reflects compensation paid from July 1, 2023 through June 30, 2024. We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency to our Canadian employees. We did not use any cost-of-living adjustments.
Where allowed under SEC rules, we have annualized compensation through June 30, 2024 for employees newly hired after July 1, 2023.
The resulting ratio of 39:1 is a reasonable estimate calculated in a manner consistent with SEC rules using the data and assumptions summarized above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance
Pay Versus Performance Table
The following table presents certain information regarding compensation paid to our CEO and our non-CEO NEOs, and certain measures of financial performance, for the three fiscal years ended June 30, 2024. The amounts shown below are calculated in accordance with Item 402(v) of Regulation S-K.
In this table, executive pay is presented in two ways: (1) total compensation as disclosed in the Summary Compensation Table (“SCT”) for the relevant year and (2) “compensation actually paid” (“CAP”) for the same year. “Compensation actually paid,” calculated as required by SEC rules, reflects the adjustments to unvested and vested equity awards during the years shown in the table below, and does not reflect the actual amount of compensation earned by or paid to our CEO and our non-CEO NEOs during a relevant year. “Compensation actually paid” generally fluctuates due to increases or decreases in our stock price.

Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for non-CEO NEOs ($)(3)	Average Compensation Actually Paid to non-CEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on Company TSR ($)(4)	Net Income/(Loss) (in thousands) ($)(5)
2024	4,097,287	5,631,542(6)	1,133,387	1,724,764(6)	94.57	(24,976)
2023	2,401,993	1,753,594(7)	842,893	696,381(7)	56.10	(52,361)
2022	3,459,103	(231,017)(8)	1,147,962	182,977(8)	48.19	(63,900)

(1)	The amounts in this column are the amounts of total compensation reported for Mr. Hewitt for each corresponding year in the “Total” column of the Summary Compensation Table on page 35.
(2)
In calculating the “compensation actually paid” amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with ASC718. The valuation assumptions used to calculate such fair values, such as assumed volatility and risk-free rate differ from those used at the time of grant due to the fluctuation in the stock price and the corresponding Monte Carlo Value simulations valued as of the corresponding dates in accordance with Item 402(v) of Regulation S-K.

(3)
The amounts in this column represent the average amounts reported for our NEOs as a group (excluding Mr. Hewitt) in the “Total” column of the Summary Compensation Table in each applicable year. The names of our NEOs (excluding Mr. Hewitt) included for the purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Messrs. Cavanah, Payne, Rodgers and Updyke; (ii) for 2023, Messrs. Cavanah, Payne, Rinehart, Rodgers and Updyke; (iii) for 2022, Messrs. Cavanah, Rinehart, Rodgers and Updyke.

(4)
Our Company TSR reflected in this column for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K.

(5)	The amounts represent net income (loss) reflected in our audited GAAP financial statements for each applicable fiscal year.
(6)
For fiscal year 2024, the “compensation actually paid” to our CEO and the “average compensation actually paid” to our non-CEO NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal year 2024, computed in accordance with Item 402(v) of Regulation S-K.

	CEO ($)	Average Non- CEO NEOs ($)
Total Compensation Reported in 2024 SCT	4,097,287	1,333,387
Less: Grant Date Fair Value of Stock Awards Reported in the 2024 SCT	(3,264,777)	(860,535)
Plus: Year-End Fair Value of Awards Granted in 2024 that are Outstanding and Unvested	3,755,118	996,258
Plus: Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested	884,477	202,454
Plus: Vesting Date Fair Value of Awards Granted in 2024 that Vested in 2024	—	—
Plus: Change in Fair Value of Awards Granted in Prior Years that Vested in 2024	159,437	53,200
Less: Prior Year-End Fair Value of Awards Forfeited in 2024	—	—
Total Adjustments	1,534,255	391,377
Compensation Actually Paid for Fiscal Year 2024	5,631,542	1,724,764

(7)
For fiscal year 2023, the “compensation actually paid” to our CEO and the “average compensation actually paid” to our non-CEO NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal year 2023, computed in accordance with Item 402(v) of Regulation S-K.

	CEO ($)	Average Non- CEO NEOs ($)
Total Compensation Reported in 2023 SCT	2,401,993	842,893
Less: Grant Date Fair Value of Stock Awards Reported in the 2023 SCT	(1,565,141)	(327,025)
Plus: Year-End Fair Value of Awards Granted in 2023 that are Outstanding and Unvested	1,251,585	271,532
Less: Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested	(375,984)	(95,820)
Plus: Vesting Date Fair Value of Awards Granted in 2023 that Vested in 2023	—	—
Plus: Change in Fair Value of Awards Granted in Prior Years that Vested in 2023	41,141	12,179
Less: Prior Year-End Fair Value of Awards Forfeited in 2023	—	(7,378)
Total Adjustments	(648,399)	(146,512)
Compensation Actually Paid for Fiscal Year 2023	1,753,594	696,381

(8)
For fiscal year 2022, the “compensation actually paid” to our CEO and the “average compensation actually paid” to our non-CEO NEOs reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal year 2022, computed in accordance with Item 402(v) of Regulation S-K.

	CEO ($)	Average Non- CEO NEOs ($)
Total Compensation Reported in 2022 SCT	3,459,103	1,147,962
Less: Grant Date Fair Value of Stock Awards Reported in the 2022 SCT	(2,629,879)	(686,816)
Plus: Year-End Fair Value of Awards Granted in 2022 that are Outstanding and Unvested	693,354	198,264
Less: Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested	(1,782,722)	(483,725)
Plus: Vesting Date Fair Value of Awards Granted in 2022 that Vested in 2022	—	—
Plus: Change in Fair Value of Awards Granted in Prior Years that Vested in 2022	29,127	7,292
Less: Prior Year-End Fair Value of Awards Forfeited in 2022	—	—
Total Adjustments	(3,690,120)	(964,985)
Compensation Actually Paid for Fiscal Year 2022	(231,017)	182,977

Relationship Disclosure to Pay Versus Performance Table
As described in more detail above under “Key Elements of Executive Compensation,” our executive compensation program reflects a performance-driven compensation philosophy and we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
Compensation Actually Paid and Performance Measures
The following charts show, for the past three years, the relationship between the compensation actually paid to our CEO and the average compensation actually paid to our non-CEO NEOs to (i) our cumulative TSR; and (ii) our net income.

(1)	Cumulative TSR is calculated based on the value of an initial fixed investment of $100 on June 30, 2021.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NUMBER 3:
Advisory Vote to Approve Named Executive Officer Compensation
As required by SEC rules, we are seeking an advisory vote from our stockholders to approve our Named Executive Officer compensation, as set forth below.
We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement, which disclosures include the disclosures under the caption “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. We are open to receiving feedback from stockholders on executive compensation and currently provide stockholders with the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers every year.
As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.
Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board unanimously recommends a vote “For” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.
The Board welcomes our stockholders’ views on this subject and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
We employ our director James H. Miller's son as an attorney in our Legal Department. In fiscal 2024, his salary combined with short-term and long-term incentives, which were in line with his position, totaled less than $400,000. His son was one of our full-time employees prior to Mr. Miller's appointment to our Board of Directors in May 2014. The Board has carefully considered this relationship and concluded it does not impair Mr. Miller's independence.
Review, Approval or Ratification of Transactions with Related Persons
Our Corporate Governance Guidelines, which are available on the Corporate Governance page in the Investor Relations section of our website, matrixservicecompany.com, provide that we shall conduct an appropriate review of all transactions with related persons (those transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K) for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board.
In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:
•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction;
•	the significance of the transaction to the related person;
•	the significance of the transaction to us;
•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and
•	any other matters the Audit Committee deems appropriate.
Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of August 31, 2024, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially	Calculated Ownership %(1)
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	3,351,349(2)	12.2%
First Wilshire Securities Management, Inc. 1214 East Garden Street, Suite 104 Pasadena, CA 91106	2,169,925(3)	7.9%
Harvey Partners, LLC 120 White Plains Road, Suite 430 Tarrytown, NY 10591	1,427,500(4)	5.2%
James H. Miller	71,471	*
John D. Chandler	59,472	*
Martha Z. Carnes	46,916	*
Liane K. Hinrichs	40,021	*
Carlin G. Conner	30,952	*
Jose L. Bustamante	17,357	*
John R. Hewitt	409,569	1.5%
Alan R. Updyke	82,673	*
Kevin S. Cavanah	128,765	*
Shawn P. Payne	28,234	*
Glyn A. Rodgers	26,281	*
All directors, director nominees and executive officers as a group (15 persons)	1,128,265	4.1%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.
(1)
Shares of common stock which were not outstanding but which could be acquired by an executive officer upon vesting of a restricted stock unit or upon exercise of an option within 60 days of August 31, 2024 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)
Information is as of June 30, 2024 and is based on the Schedule 13G dated July 8, 2024 filed by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock has sole voting power over 3,302,099 shares and sole dispositive power over all of the shares shown.

(3)
Information is as of December 31, 2023 and is based on the Schedule 13G dated February 12, 2024 filed by First Wilshire Securities Management, Inc. (“First Wilshire”). First Wilshire is a registered investment adviser. First Wilshire has sole voting power over 2,123,536 shares and sole dispositive power over all of the shares shown.

(4)
Information is as of December 31, 2023 and is based on the Schedule 13G dated February 14, 2024 filed by Harvey Partners, LLC (“Harvey”). Harvey is a registered investment adviser. Harvey has sole voting power and sole dispositive power over all of the shares shown.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information concerning our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of June 30, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options warrants and rights,	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	2,187,560	N/A	2,472,567(2)
Equity compensation plans not approved by stockholders	—	N/A	—
Total	2,187,560	N/A	2,472,567

(1)
Includes 753,366 RSUs and 1,434,194 performance units, which have no exercise price. The amount included assumes that target level performance is achieved under outstanding performance units for which performance has not yet been determined.

(2)
Represents the total number of shares available for issuance under the Matrix Service Company 2020 Stock and Incentive Compensation Plan. Of the 2,472,567 shares available for issuance, all may be awarded as stock options, stock appreciation rights, restricted stock, RSUs, performance shares or performance units.

PROPOSALS OF STOCKHOLDERS
A proposal of a stockholder intended to be presented at our 2025 Annual Meeting of Stockholders must be received at our principal executive offices no later than May 28, 2025, if the proposal is to be considered for inclusion pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), in our proxy statement and proxy card for such meeting.
In accordance with the Bylaws, any stockholder who intends to present a proposal at our 2025 Annual Meeting of Stockholders and has not sought inclusion of the proposal in our proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Corporate Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of such annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us (the “Advance Notice Provisions”).
In addition to the Advance Notice Provisions, in 2023, the SEC adopted Rule 14-19 (known as the universal proxy rules), which governs proxy contests for companies subject to the U.S. proxy rules. As a result, we are subject to the new universal proxy rules. Under the universal proxy rules, stockholders who seek to nominate a director for election to the Company’s board of directors must submit to the Company not later than 90 days, nor earlier than 120 days, prior to the anniversary date of that Company's prior annual meeting (1) the name(s) of the nominee(s) it intends to solicit proxies for, and (2) a representation that the stockholder will solicit at least 67% of the Company's stockholders.

OTHER MATTERS
Matters That May Come Before the Annual Meeting
The Board knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named as proxies (or their substitutes) will vote thereon in accordance with their best judgment. The persons named as proxies will have discretionary authority to take action with respect to any additional matters that may come before the meeting.
Availability of Form 10-K
A copy of our Annual Report on Form 10-K may be found by visiting our website at matrixservicecompany.com.
Householding of Proxy Materials
We have adopted a process called “householding” for mailing proxy materials in order to reduce printing and mailing expenses. The SEC householding rules allow us to deliver a single Notice of Internet Availability to stockholders of record who share the same address. If you share an address with another stockholder and have received only one Notice of Internet Availability, but you would prefer to continue receiving a separate Notice of Internet Availability, you may request a separate copy of the Notice of Internet Availability at no cost to you by writing to our Corporate Secretary at 15 E. 5th St., Ste. 1100, Tulsa, OK 74103, or by calling (918) 838-8822. Alternatively, if you are currently receiving multiple copies of the Notice of Internet Availability at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.
If you are a beneficial owner, the bank, broker or other holder of record may deliver only one copy of the Notice of Internet Availability to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Notice of Internet Availability, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Notice of Internet Availability and wish to receive a single copy in the future should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.
Forward-Looking Statements
This Proxy Statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Proxy Statement which address activities, events or developments, which we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “believes,” “intends,” “expects,” “anticipates,” “projects,” “estimates,” “predicts” and similar expressions are also intended to identify forward-looking statements. Although we believe that our expectations regarding future events are based on reasonable assumptions, we can give no assurance that such expectations or assumptions will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements are described under Part I, Item 1A, Risk Factors in our fiscal 2024 Annual Report on Form 10-K.
Consequently, all of the forward-looking statements made in this Proxy Statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business operations. We assume no obligation to update publicly, except as required by law, any such forward-looking statements, whether as a result of new information, future events or otherwise.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on November 5, 2024
Stockholders may view this proxy statement, the proxy card and our 2024 Annual Report to Stockholders over the Internet at www.proxyvote.com and by accessing our website at matrixservicecompany.com. Information on our website does not constitute a part of this proxy statement.
By Order of the Board,

Justin D. Sheets
Vice President, General Counsel and Corporate Secretary
September 25, 2024
Tulsa, Oklahoma

BOARD OF DIRECTORS

John D. Chandler
Board Chair

John R. Hewitt
President and
Chief Executive Officer

Jose L. Bustamante
Director

Martha Z. Carnes
Chair of Audit Committee

Carlin G. Conner
Chair of Compensation Committee

Liane K. Hinrichs
Chair of Nominating
and Corporate Governance Committee

James H. Miller
Chair of Project Risk Committee

EXECUTIVE OFFICERS

John R. Hewitt
President and
Chief Executive Officer

Kevin S. Cavanah
Vice President and
Chief Financial Officer

Alan R. Updyke
Vice President and
Chief Operating Officer

Nancy E. Austin
Vice President and
Chief Administrative Officer

Douglas J. Montalbano
President,
Matrix NAC

Shawn P. Payne
President,
Matrix Service

Glyn A. Rodgers
President,
Matrix PDM Engineering

MATRIX SERVICE COMPANY

Matrix Service Company is an Equal Opportunity/Affirmative Action employer and does not discriminate against any employee or applicant for employment because of race, color, religion, gender, sexual orientation, national origin, age, genetic information, disability, veteran status, marital status, or any other legally protected characteristic or category.

MATRIX SERVICE COMPANY 2024 ANNUAL MEETING & PROXY STATEMENT

MATRIX SERVICE
COMPANY

MATRIXSERVICECOMPANY.COM

NASDAQ: MTRX

MATRIX SERVICE COMPANY

MATRIX SERVICE COMPANY
15 EAST 5TH STREET
SUITE 1100
TULSA, OK 74103

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on November 4, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MTRX2024**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on November 4, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Jose L. Bustamante	☐	☐	☐
1b. Martha Z. Carnes	☐	☐	☐
1c. John D. Chandler	☐	☐	☐
1d. Carlin G. Conner	☐	☐	☐
1e. John R. Hewitt	☐	☐	☐
1f. Liane K. Hinrichs	☐	☐	☐
1g. James H. Miller	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2025.	☐	☐	☐
3. Advisory vote on named executive officer compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000650868_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

MATRIX SERVICE COMPANY
Annual Meeting of Stockholders
November 5, 2024 10:00 AM Central Standard Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kevin S. Cavanah and John R. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Central Standard Time on November 5, 2024 at www.virtualshareholdermeeting.com/MTRX2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000650868_2 R1.0.0.6